Exhibit 99.1

Sonae Sierra Brazil BV SARL

and Subsidiaries

Consolidated Financial Statements for the

Year Ended December 31, 2012 and

Independent Auditors’ Report

Deloitte Touche Tohmatsu Auditores Independentes

INDEPENDENT AUDITORS’ REPORT

To the Shareholders, Directors and Management of

Sonae Sierra Brazil BV SARL

São Paulo - SP - Brazil

We have audited the accompanying consolidated financial statements of Sonae Sierra Brazil BV SARL (the “Company”), which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards - IFRS, as issued by the International Accounting Standards Board - IASB; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America - U.S. GAAS. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the consolidated financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Deloitte Touche Tohmatsu

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sonae Sierra Brazil BV SARL as of December 31, 2012 and 2011 and the results of their operations and their cash flows for the years then ended in conformity with IFRS as issued by IASB.

Accounting practices in conformity with IFRS as issued by IASB, vary in certain significant respects from accounting principles generally accepted in the United States of America - U.S. GAAP. Information relating to the nature and effect of such differences is presented in Note 32 to the consolidated financial statements.

São Paulo, March 19, 2013

/s/ DELOITTE TOUCHE TOHMATSU	/s/ Marcelo Magalhães Fernandes
Auditores Independentes	Engagement Partner

2

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

BALANCE SHEETS AS OF DECEMBER 31, 2012 and 2011

(In thousands of Brazilian reais - R$)

		Consolidated
ASSETS	Note	12/31/12	12/31/11
CURRENT ASSETS
Cash and cash equivalents	4	687,444	397,414
Trade accounts receivables, net	5	33,605	24,690
Recoverable taxes	6	16,456	16,765
Prepaid expenses		53	505
Other receivables	5	4,694	4,976

Total current assets		742,252	444,350

NONCURRENT ASSETS
Restricted investments		4,065	2,171
Trade accounts receivables, net	5	12,215	10,815
Recoverable taxes	6	8,253	8,253
Loans to condominiums	7 and 25	1,441	328
Deferred income tax and social contribution	24	20,693	5,915
Escrow deposits	17	9,950	3,729
Other receivables	5	833	833
Investments	8	28,530	26,157
Investment property	10	3,248,095	2,776,050
Property and equipment	9	3,495	5,972
Intangible assets	11	3,585	1,582

Total noncurrent assets		3,341,155	2,841,805

TOTAL ASSETS		4,083,407	3,286,155

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Loans and financing	12	50,659	17,619
Debentures	13	14,603	—
Trade accounts payable		31,460	13,512
Taxes payable	18	65,888	10,124
Personnel, payroll taxes, benefits and rewards		9,755	8,396
Key money	16	6,863	5,540
Dividends payable	19	11,935	15,837
Payables for purchase of asset	14	49,491	25,000
Other payables		16,116	9,664

Total current liabilities		256,770	105,692

NONCURRENT LIABILITIES
Loans and financing	12	378,669	333,272
Debentures	13	303,449	—
Key money	16	24,101	20,486
Payables for purchase of asset	14	28,919	—
Deferred income tax and social contribution	24	411,597	388,065
Reserve for civil, tax, labor and social security risks	17	9,439	10,285
Accrual for variable compensation	29	1,200	189

Total noncurrent liabilities		1,157,374	752,297

EQUITY	19
Capital		48	48
Share premium		462,540	467,524
Earnings reserves		1,207,402	1,056,438

Equity attributable to owners of the Company		1,669,990	1,524,010
Noncontrolling interests		999,273	904,156

Total equity		2,669,263	2,428,166

TOTAL LIABILITIES AND EQUITY		4,083,407	3,286,155

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In thousands of Brazilian reais - R$)

		Consolidated
	Note	12/31/12	12/31/11	12/31/10
				Unaudited
NET OPERATING REVENUE FROM RENTALS, SERVICES AND OTHER	20	256,851	219,185	185,009
COST OF RENTALS AND SERVICES	21	(43,177)	(36,809)	(33,528)

GROSS PROFIT		213,674	182,376	151,481

OPERATING INCOME (EXPENSES)
General and administrative expenses	21	(20,394)	(17,836)	(18,842)
Other tax expenses		(1,389)	(1,457)	(1,925)
Equity pick-up	8	4,821	7,774	2,696
Changes in fair value of investment property	10	193,586	276,913	142,726
Other operating income, net	22	27,801	1,724	4,769

Total income from operations, net		204,425	267,118	129,424

OPERATING INCOME BEFORE FINANCIAL INCOME (EXPENSES)		418,099	449,494	280,905
FINANCIAL INCOME (EXPENSES), NET	23	(13,090)	(12,561)	51,712

INCOME BEFORE INCOME TAX AND SOCIAL CONTRIBUTION		405,009	436,933	332,617

INCOME TAX AND SOCIAL CONTRIBUTION
Current	24	(91,803)	(25,975)	(15,586)
Deferred	24	(8,754)	(95,011)	(55,926)

Total		(100,557)	(120,986)	(71,512)

NET INCOME FOR THE YEAR		304,452	315,947	261,105

NET INCOME ATTRIBUTABLE TO
Owners of the Company		182,409	175,863	216,629
Noncontrolling interests		122,043	140,084	44,476
BASIC EARNINGS PER SHARE	19.5	991	966	1,190

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In thousands of Brazilian reais - R$)

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
NET INCOME FOR THE YEAR	304,452	315,947	261,105
Other comprehensive income	—	—	—

TOTAL OF COMPREHENSIVE INCOME	304,452	315,947	261,105

NET INCOME ATTRIBUTABLE TO
Owners of the Company	182,409	175,863	216,629
Noncontrolling interests	122,043	140,084	44,476

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In thousands of Brazilian reais - R$)

	Note	Capital	Share premium	Retained earnings	Total equity attributable to owners of the parent	Noncontrolling interests	Total equity
BALANCES AS OF DECEMBER 31, 2009 (UNAUDITED)		47	654	741,465	742,166	240,032	982,198
Net income for the year		—	—	216,629	216,629	44,476	261,105
Dividends		—	—	(276)	(276)	(124)	(400)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center		—	—	—	—	(18,361)	(18,361)

BALANCES AS OF DECEMBER 31, 2010 (UNAUDITED)		47	654	957,818	958,519	266,023	1,224,542
Share premium	15	1	466,870	—	466,871	—	466,871
Loss on sale of interest in subsidiaries to third parties - IPO Sonae Sierra Brasil S.A.		—	—	(73,760)	(73,760)	73,760	—
Sale of interest in subsidiaries to third parties - IPO Sonae Sierra Brasil S.A.		—	—	—	—	465,021	465,021
Share issuance costs related to IPO Sonae Sierra Brasil S.A.		—	—	—	—	(16,083)	(16,083)
Net income for the year		—	—	175,863	175,863	140,084	315,947
Dividends		—	—	(3,483)	(3,483)	(4,661)	(8,144)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center		—	—	—	—	(19,988)	(19,988)

BALANCES AS OF DECEMBER 31, 2011		48	467,524	1,056,438	1,524,010	904,156	2,428,166
Share premium decrease	19.2	—	(4,984)	—	(4,984)	—	(4,984)
Net income for the year		—	—	182,409	182,409	122,043	304,452
Dividends		—	—	(31,445)	(31,445)	(12,415)	(43,860)
Dividends arising from operation of Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Parque D. Pedro Shopping Center		—	—	—	—	(14,511)	(14,511)

BALANCES AS OF DECEMBER 31, 2012		48	462,540	1,207,402	1,669,990	999,273	2,669,263

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

(In thousands of Brazilian reais - R$)

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
CASH FLOW FROM OPERATING ACTIVITIES
Net income for the year	304,452	315,947	261,105
Adjustments to reconcile net income for the year to net cash provided by operating activities:
Depreciation and amortization	1,790	1,467	1,210
Residual value of property and equipment written-off	362	516	71
Unbilled revenue from rentals	(2,550)	(1,285)	(1,571)
Allowance for doubtful accounts receivables	2,401	418	(890)
Provision for (reversal of) civil, tax, labor and social security risks	(846)	(621)	(1,462)
Accrual for variable compensation	1,928	777	1,373
Deferred income tax and social contribution	8,754	95,011	55,926
Income tax and social contribution	91,803	25,975	15,586
Interest on loans and financing	61,223	18,574	16,809
Interest, monetary and exchange variations	1,461	37,230	(64,586)
Changes in fair value of investment property	(193,586)	(276,913)	(142,726)
Gain on sale of investment property	(30,578)	—	—
Equity pick-up	(4,821)	(7,774)	(2,696)
(Increase) decrease in operating assets:
Trade accounts receivables, net	(10,166)	(3,406)	(2,034)
Loans to condominiums	(1,113)	233	(112)
Recoverable taxes	309	(7,106)	(2,292)
Advances to suppliers	—	183	5
Prepaid expenses	452	(330)	21
Escrow deposits	(6,221)	(145)	(707)
Other receivables	282	2,460	(3,398)
Increase (decrease) in operating liabilities:
Trade accounts payable	6,777	(4,332)	(1,878)
Taxes payable	(19,202)	(10,018)	3,240
Personnel, payroll taxes, benefits and rewards	442	648	(6,071)
Key money	4,938	8,778	4,716
Other payables	6,452	9,176	(12,473)

Cash provided by operating activities	224,743	205,463	117,166
Interest paid	(34,414)	(27,728)	(18,643)
Income tax and social contribution paid	(16,837)	(13,742)	(12,394)

Net cash provided by operating activities	173,492	163,993	86,129

CASH FLOW FROM INVESTING ACTIVITIES
Restricted investments	(1,894)	(1,614)	(139)
Acquisition or construction of investment property	(394,498)	(306,545)	(115,756)
Purchase of property and equipment	(1,167)	(3,203)	(1,197)
Increase in intangible assets	(511)	(947)	(681)
Proceeds from sale of investment property	238,696	—	—
Dividends received	2,448	650	537

Net cash used in investing activities	(156,926)	(311,659)	(117,236)

CASH FLOW FROM FINANCING ACTIVITIES
Share premium decrease	(4,964)	—	—
Payment of shareholders’ loan	—	(86,862)	(2,970)
Debentures	300,000	—	—
Debentures issuance costs	(6,834)	—	—
Payments of asset financed	(18,040)	—	—
IPO subsidiary Sonae Sierra Brasil S.A.	—	465,021	—
Share issuance costs related to IPO subsidiary Sonae Sierra Brasil S.A.	—	(24,368)	—
Proceeds from loans and financing	78,984	153,216	77,333
Loans repaid - principal	(11,579)	(5,456)	(59,000)
Distributed earnings of real estate funds—noncontrolling interests	(22,672)	(18,185)	(11,322)
Dividends paid	(39,601)	(3,607)	(547)
Related parties	—	—	76

Net cash provided by financing activities	275,294	479,759	3,570
Effect of exchange rate changes on cash and cash equivalents	(1,830)	742	(1,032)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, NET	290,030	332,835	(28,569)

CASH AND CASH EQUIVALENTS
Cash and cash equivalents at end of year	687,444	397,414	64,579
Cash and cash equivalents at beginning of year	397,414	64,579	93,148

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS, NET	290,030	332,835	(28,569)

The accompanying notes are an integral part of these financial statements.

SONAE SIERRA BRAZIL BV SARL AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(Amounts in thousands of Brazilian reais - R$, unless otherwise stated)

1.	GENERAL INFORMATION

Sonae Sierra Brazil BV SARL (the “Company”) was incorporated under the laws of the Netherlands on January 22, 2001 as a limited-liability company. On November 30, 2004, the principal establishment and effective place of the Company’s Management was transferred from the Netherlands to the Grand Duchy of Luxembourg. The registered office of the Company is at 46A, Avenue John F. Kennedy, L.1855, Luxembourg. The principal business activities of the Company are holding, finance and real estate activities, particularly with respect to the development, exploitation and management of shopping malls.

The Company is 50% owned by Sierra Investments Holding BV and 50% owned by DDR Luxembourg SARL. The Company’s ultimate parent companies are Sonae Sierra SGPS S.A., headquartered in Portugal, and DDR Corp., headquartered in the United States of America.

The Company’s direct and indirect subsidiaries included in the consolidated financial statements are the following:

a)	Sierra Brazil 1 BV - Headquartered in the Netherlands, is primarily engaged in holding equity interest in other companies and/or real estate investment funds, directly or indirectly through subsidiaries and associates. As of December 31, 2012, Sierra Brazil 1 BV holds 66.65% of the undivided interest in Sonae Sierra Brasil S.A.

b)	Sonae Sierra Brasil S.A. - Established on June 18, 2003, is primarily engaged in: (i) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; (ii) operating and managing own and/or third-party properties and stores and providing related services; and (iii) holding equity interest in other companies and/or real estate investment funds, directly or indirectly through subsidiaries and associates. Sonae Sierra Brasil S.A. trades its shares on BM&FBOVESPA (São Paulo Stock Exchange), under the ticker symbol “SSBR3”. As of December 31, 2012, Sonae Sierra Brasil S.A. holds 100.00% of the undivided interest in Sierra Investimentos Brasil Ltda. and Unishopping Administradora Ltda.

c)	Parque D. Pedro 1 BV SARL - is primarily engaged in holding equity interest in real estate investment funds, directly or indirectly through subsidiaries. As of December 31, 2012, Parque D. Pedro 1 BV SARL holds 27.61% and 7.97% of the undivided interest in Fundo de Investimento Imobiliário Shopping Parque D. Pedro and Fundo de Investimento Imobiliário - FII Parque Dom Pedro Shopping Center, respectively.

d)	Fundo de Investimento Imobiliário Shopping Parque D. Pedro (“Fundo de Investimento Imobiliário I”) - engaged in holding long-term investment properties, basically to earn income by renting and leasing properties of its real estate assets. As of December 31, 2012, Fundo de Investimento Imobiliário I holds a trust equivalent to 85% of the undivided interest in Shopping Parque D. Pedro.

Sonae Sierra Brazil BV SARL and Subsidiaries

e)	Fundo de Investimento Imobiliário - FII Parque Dom Pedro Shopping Center (“Fundo de Investimento Imobiliário II”) - engaged in holding long-term investment properties, basically to earn income by renting and leasing properties of its real estate assets. Established on June 30, 2009 through the partial spin-off of Fundo de Investimento Imobiliário I’s operations, Fundo de Investimento Imobiliário II holds a trust equivalent to 15% of the undivided interest in Shopping Parque D. Pedro (see Note 19.4). As of December 31, 2012 Fundo de Investimento Imobiliário II holds 17.72% of Fundo de Investimento Imobiliário I.

f)	Sierra Investimentos Brasil Ltda. (“Sierra Investimentos”) - primarily engaged in: (i) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; (ii) operating and managing own properties and stores and providing related services; and (iii) holding equity interest in other companies. As of December 31, 2012 Sierra Investimentos holds 42.28% and 50.1% of the undivided interest in Fundo de Investimento Imobiliário I and Fundo de Investimento Imobiliário II, respectively. As of December 31, 2011, this company is the parent company of Sierra Enplanta Ltda., Pátio Boavista Shopping Ltda., Pátio Penha Shopping Ltda., Pátio São Bernardo Shopping Ltda., Pátio Sertório Shopping Ltda., Pátio Uberlândia Shopping Ltda., Pátio Londrina Empreendimentos e Participações Ltda. and Pátio Goiânia Shopping Ltda.

(i)	Sierra Enplanta Ltda. (“Sierra Enplanta”) - primarily engaged in: (1) investing in real estate, namely shopping malls and related activities; and (2) operating and managing own and third-party properties and stores and providing related services.

(ii)	Pátio Boavista Shopping Ltda. (“Pátio Boavista”) - primarily engaged in: (1) investing in real estate, namely shopping malls and related activities; and (2) operating and managing own and third-party properties and stores and providing related services.

(iii)	Pátio Penha Shopping Ltda. (“Pátio Penha”) - engaged in: (1) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; and (2) intermediating transactions.

(iv)	Pátio São Bernardo Shopping Ltda. (“Pátio São Bernardo”) - engaged in: (1) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; and (2) intermediating transactions.

(v)	Pátio Sertório Shopping Ltda. (“Pátio Sertório”) - engaged in: (1) planning, developing, implementing and investing in real estate, namely shopping malls and related activities, as developer, builder, lessor and advisor; and (2) intermediating transactions.

(vi)	Pátio Uberlândia Shopping Ltda. (“Pátio Uberlândia”) - engaged in: (1) planning, developing and implementing in real estate, as developer, builder, lessor and advisor; and (2) intermediating transactions and market studies and holding equity interest in other companies as partner or shareholder.

Sonae Sierra Brazil BV SARL and Subsidiaries

(vii)	Pátio Londrina Empreendimentos e Participações Ltda. (“Pátio Londrina”) - (1) engaged in planning, developing and implementing in real estate, as developer, builder, lessor and advisor; and (2) intermediating transactions and market studies and holding equity interest in other companies as partner or shareholder.

(viii)	Pátio Goiânia Shopping Ltda. (“Pátio Goiânia”) - engaged in: (1) planning, developing and implementing in real estate, as developer, builder, lessor and advisor; and (2) intermediating transactions and market studies and holding equity interest in other companies as partner or shareholder.

g)	Unishopping Administradora Ltda. (“Unishopping Administradora”) - engaged in (i) planning, installing, developing and managing shopping malls; (ii) leasing, operating and managing car park areas; and (iii) managing properties and related services. As of December 31, 2012, in addition to managing the developments in which the Group holds interests, Unishopping Administradora is the parent company of Unishopping Consultoria Imobiliária Ltda.

h)	Unishopping Consultoria Imobiliária Ltda. (“Unishopping Consultoria”) - engaged in (i) planning, installing, developing and managing shopping malls; (ii) leasing, operating and managing car park areas; and (iii) managing properties and related services. Unishopping Consultoria is responsible for selling development stores in which the Group holds interests.

As of December 31, 2012, 2011 and 2010, the Company’s subsidiaries and associates held the following interests in shopping malls:

		Undivided interest - %
Developer	Shopping mall	12/31/12	12/31/11	12/31/10
				Unaudited
Fundos de Investimento Imobiliário I e II	Shopping Parque D. Pedro	100.00	100.00	100.00
Pátio Penha	Shopping Center Penha (c)	—	73.18	73.18
Pátio Penha	Shopping Plaza Sul (f)	30.00	—	—
Pátio Boavista	Shopping Center Metrópole	100.00	100.00	100.00
Pátio Boavista	Boavista Shopping	100.00	100.00	100.00
Sierra Enplanta	Tivoli Shopping (d)	—	30.00	30.00
Sierra Enplanta	Pátio Brasil Shopping (g)	—	10.42	10.42
Sierra Enplanta	Franca Shopping (e)	76.92	67.42	67.42
Pátio São Bernardo	Shopping Plaza Sul	30.00	30.00	30.00
Campo Limpo	Shopping Campo Limpo	20.00	20.00	20.00
Pátio Sertório	Shopping Manauara	100.00	100.00	100.00
Pátio Uberlândia	Uberlândia Shopping (a)	100.00	100.00	100.00
Pátio Londrina	Boulevard Londrina (b)	84.48	84.48	84.48
Pátio Goiânia	Passeio das Águas Shopping (b)	100.00	100.00	100.00

(a)	Opened as of March 27, 2012.
(b)	The development is being implemented.

Sonae Sierra Brazil BV SARL and Subsidiaries

(c)	Property sold during 2012, as mentioned in Note 10 b) (i), (iii) and (iv).
(d)	Property sold on December 11, 2012, as mentioned in Note 10 b) (iv).
(e)	Additional ownership interest of 9.5% acquired, as mentioned in Note 10 a) (ii).
(f)	Additional ownership interest of 30% acquired, as mentioned in Note 10 a) (i).
(g)	Property sold on November 5, 2012, as mentioned in Note 10 b) (iv).

2.	SIGNIFICANT ACCOUNTING POLICIES

2.1.	Declaration of conformity

The Company’s financial statements comprise:

•

The consolidated financial statements in accordance with IFRS as issued by IASB, of the Company and they have been prepared to fulfill the requirement of Rule 3-09 of Regulation S-X of its shareholder DDR Corp., to be included in its Form 10-K. The Company applied the accounting policies set out in Note 2 to all periods presented.

2.2.	Basis of preparation

The financial statements have been prepared based on the historical cost and adjusted to reflect the fair values of the investment properties and certain financial instruments against net income for the year. The historical cost is generally based on the fair value of the consideration paid in exchange for assets.

The main accounting policies adopted in preparing these financial statements are summarized below. These practices are consistent with those adopted in the prior year reporting period.

The following is a summary of the significant accounting policies adopted by the group:

2.3.	Investments in subsidiaries and associates

Are registered under the equity method.

Investments in companies in which management has significant influence or interest of 20% or more in the voting capital, that are under the same control, are accounted for under the equity method (see Note 8).

2.4.	Basis of consolidation

The consolidated financial statements have been prepared and are presented in conformity with IFRS as issued by IASB. The main accounting policies applied include the financial statements of the Company and of its subsidiaries. Intercompany balances and the Company’s investments in subsidiaries have been eliminated in consolidation. Noncontrolling interests are stated separately.

Sonae Sierra Brazil BV SARL and Subsidiaries

As of December 31, 2012, 2011 and 2010, the consolidated companies are as follows:

	Equity interest - %
	12/31/12	12/31/11	12/31/10
			Unaudited
Direct subsidiaries:
Parque D. Pedro 1 BV SARL	100.00	100.00	100.00
Sierra Brazil 1 BV	100.00	100.00	100.00
Indirect subsidiaries:
Sonae Sierra Brasil S.A.	66.65	66.65	66.65
Sierra Investimentos Brasil Ltda.	66.65	66.65	66.65
Unishopping Administradora Ltda.	66.65	66.65	66.65
Fundos de Investimento Imobiliário I e II	59.85	59.85	59.85
Unishopping Consultoria Imobiliária Ltda.	66.65	66.65	66.65
Sierra Enplanta Ltda.	66.65	66.65	66.65
Pátio Boavista Shopping Ltda.	66.65	66.65	66.65
Pátio Penha Shopping Ltda.	66.65	66.65	66.65
Pátio São Bernardo Shopping Ltda.	66.65	66.65	66.65
Pátio Sertório Shopping Ltda.	66.65	66.65	66.65
Pátio Uberlândia Shopping Ltda.	66.65	66.65	66.65
Pátio Londrina Empreendimentos e Participações Ltda.	66.65	66.65	66.65
Pátio Goiânia Shopping Ltda.	66.65	66.65	66.65
Unconsolidated associate- Through Sierra Investimentos Brasil Ltda.
Campo Limpo Empreendimentos e Participações Ltda.	20.00	20.00	20.00

2.5.	Segment reporting

Segment reporting is consistent with the internal report provided to the chief operating decision maker.

2.6.	Functional currency of the financial statements

The items included in the financial statements of each entity are measured using the currency of the primary economic environment in which the entity operates (“functional currency”). The Company’s and its subsidiaries’ financial statements have been prepared in Brazilian reais (R$).

2.7.	Foreign currency

In preparing the financial statements of the individual entities, transactions in foreign currency are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.

Sonae Sierra Brazil BV SARL and Subsidiaries

2.8.	Cash and cash equivalents

Represented by available bank accounts. Short-term investments may be redeemed within 90 days and are comprised of highly-liquid securities convertible into cash that present an immaterial risk of change in fair value. Short-term investment balances are carried at cost, plus income earned through the end of the reporting period.

2.9.	Restricted investments

As of December 31, 2012, 2011 and 2010, the Company had investments in Financial Treasury Bills (LFTs) linked to commitments assumed with Banco Ourinvest S.A., as described in Note 31. Investment balances were carried at cost, plus income earned through the end of the reporting period.

2.10.	Financial instruments

2.10.1.	Recognition and measurement

Transactions with financial instruments are initially recognized at transaction value.

Transaction costs directly attributable to the acquisition or issuance of financial assets and financial liabilities are added to or deducted from the financial assets and financial liabilities.

2.10.2.	Classification

The Company’s and its subsidiaries’ financial instruments have been classified into the following category:

Loans and receivables: non-derivative financial instruments with fixed or determinable payments that are not quoted in an active market. They are classified as current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as noncurrent assets. The Company’s loans and receivables include loans to associates and subsidiaries, and trade and other receivables.

2.11.	Impairment of financial assets

Financial assets, except those designated at fair value through profit or loss, are valued using impairment indicators at the end of each annual reporting period. Impairment losses are recognized if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset, with an impact on the estimated future cash flows.

The criteria used by the Company and its subsidiaries to determine if there is objective evidence that a financial asset is impaired includes:

•	Significant financial difficulty of the issuer or debtor.

•	A breach of contract, such as default or delinquency in interest or principal payments.

Sonae Sierra Brazil BV SARL and Subsidiaries

•	It is probable that the borrower will enter bankruptcy or other financial reorganization.

•	The disappearance of an active market for that financial asset because of financial difficulties.

The carrying amount of the financial asset is directly reduced by any impairment loss for all financial assets, except for receivables, in which case the carrying amount is reduced through use of an allowance account. Subsequent recoveries of previously written-off amounts are added to the allowance. Changes in the carrying amount of the allowance account are recognized in profit or loss.

2.12.	Trade accounts receivables

Rental revenue is recognized on a straight-line basis, according to contractual terms.

An allowance for doubtful accounts is recorded in an amount considered sufficient by Management to cover probable losses on the realization of trade accounts receivables, under the following criterion: allowance for 100% of amounts over 120 days past due.

Past-due and renegotiated amounts are recorded at the renegotiation amounts, including principal plus financial charges to be collected according to the new receiving period. Concurrently, an additional allowance is recorded on financial charges incurred and included in renegotiations. The allowance is registered until the payment of the renegotiated balance.

2.13.	Property and equipment

Carried at cost of purchase, deducted from accumulated depreciation. Depreciation is calculated on a straight-line basis at the rates mentioned in Note 9 based on the estimated useful lives of the assets.

The residual values and the useful lives of the assets are annually reviewed and adjusted, when appropriate.

The carrying amount of an item of property and equipment is derecognized on disposal or when no future economic benefits are expected from its use. The gain or loss arising on the recognition of a property and equipment item corresponds to the difference between the amounts received and the carrying amount of the asset, and is recognized in profit or loss.

2.14.	Investment property

Represented by land and buildings in shopping malls held to earn rentals and/or for capital appreciation, as disclosed in Note 10.

Investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value. The gain or loss from the change in fair value of investment properties in operation are recognized in profit or loss for the period in which it arises. Valuations were made by independent external appraisers using the cash flow model discounted at market rates. Semiannually, reviews are conducted to value any changes in the recognized balances.

Sonae Sierra Brazil BV SARL and Subsidiaries

Investment property under construction is recognized at cost of construction until it is placed into service or when the Company is able to measure reliably the fair value of the asset.

The fair value of investment property does not reflect future capital expenditure that will improve or enhance the property and does not reflect the related future benefits from this future expenditure.

2.15.	Intangible assets

Intangible assets acquired separately with finite useful lives are carried at cost less accumulated amortization and impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

2.16.	Impairment of tangible and intangible assets excluding goodwill

Items in property and equipment, intangible assets and other noncurrent assets are evaluated annually to identify evidence of unrecoverable losses or whenever significant events or material changes in circumstances indicate that the carrying value is not recoverable. In the event of a loss resulting from situations where the carrying amount of an asset exceeds its recoverable value, which is defined as the value in use of the asset, using the discounted cash flow method, an impairment loss is recognized in profit or loss.

2.17.	Loans, financing and debentures

Loans, financing and debentures are initially recognized at fair value, less transaction costs incurred, and subsequently stated at amortized cost. Any difference between the amounts raised (less transaction costs) and the settlement amount is recognized in the statement of income during the period the borrowings remain outstanding, using the effective interest rate method.

2.18.	Provisions

Provisions are recognized when there is a present obligation (legal or constructive) as a result of a past event, when a reliable estimate can be made of the amount of the obligation, and its settlement is probable.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation.

Sonae Sierra Brazil BV SARL and Subsidiaries

As of December 31, 2012 and 2011, the main provisions recognized by the Company and its subsidiaries are as follows:

2.18.1.	Reserve for civil, tax, labor and social security risks

Recorded for lawsuits assessed by the legal counsel and management of the Company and its subsidiaries as probable losses, considering the nature of the lawsuits and the legal counsel and management’s experience in similar cases. Reserves have been recognized for matters classified as legal obligations, regardless of the expected final outcome of lawsuits.

2.18.2.	Accrual for variable compensation

Recognized to cover the amounts of performance bonuses granted to some Company officers and which will only be paid three years after such bonuses are granted, providing the officers are still employees of the Company and of its subsidiaries. These bonuses are adjusted through the payment date based on the annual fluctuation of the Company’s market value and are recognized on a straight-line basis in the income of period during the three-year period (from grant date to payment year) at the gross amount granted to these officers. A possible subsequent adjustment arising from changes in market value is recorded in the income of the period, when incurred.

2.19.	Revenue recognition

Revenue, costs and expenses are recognized on the accrual basis. Revenue from rentals is recognized on a straight-line basis over the term of rental agreements, pursuant to IAS 17- Leases, taking into account the contractual adjustment and the collection of the 13th monthly rental, and revenue from services is recognized when services are provided. Revenues from assignment of rights to tenants are allocated to income over the term of the first rental agreement.

Our revenue derives mainly from the following activities:

a)	Rental

Refers to the rental of store space to tenants and other commercial space, such as sales stands. Includes rental of commercial space for advertising and promotion. Rentals to shopping malls’ tenants accounts for the highest percentage of Company’s and its subsidiaries’ revenue.

b)	Parking

Refers to revenue from the operation of parking lots.

c)	Services

Refer to the provision of asset and property management services to shopping malls’ tenants and owners, and brokerage services.

The subsidiary Unishopping Administradora receives management fees from tenants from the management of the shopping malls’ common areas.

Sonae Sierra Brazil BV SARL and Subsidiaries

Brokerage services include the sale of vacant spaces and the identification and development of relationships with prospect tenants, such as store chains, in each case to minimize a shopping mall vacancy rate. Management fees are calculated as a percentage of the rental charged from a potential lessee.

d)	Property space (key money) lease fee

Refers to the lease fees payable by new tenants as consideration for the advantages and benefits obtained by the tenants from their right to use the infrastructure offered by the shopping malls when new projects are launched, existing projects are expanded, or the store rental is discontinued.

The amount payable by new tenants is negotiated based on the market value of the rented space. Usually the new tenants pay a higher fee for stores with greater visibility and exposure in the busiest areas of the shopping mall.

e)	Lessee transfer fees

Revenue generated by the fees paid when the rental is transferred from a lessee to another, generally calculated as a percentage of the amount involved in the transfer.

2.20.	Income tax and social contribution

The operations related to the development, management and investment of shopping malls are located only in Brazil.

a)	Subsidiary Sonae Sierra Brasil S.A. and its subsidiaries located in Brazil

Income tax is calculated at the rate of 15% plus a 10% surtax on annual taxable income exceeding R$240. Social contribution is calculated at the rate of 9% on annual taxable income. Deferred income tax and social contribution result from temporary differences in the recognition of income and expenses for tax and financial reporting purposes, and tax loss carryforwards when their utilization against future taxable income is probable.

As permitted by tax legislation, certain consolidated subsidiaries opted for taxation based on deemed income. Tax bases of income tax and social contribution are calculated at the rate of 32% on gross revenues from services and 100% of financial income, on which regular tax rates of 15%, plus a 10% surtax, for income tax and 9% for social contribution are applied. As a result, these consolidated companies did not record deferred income tax and social contribution on tax loss carryforwards and temporary differences and are not subject to the noncumulative regime for taxes on revenue (Social Integration Program Tax on Revenue - PIS and Social Security Funding Tax on Revenue - COFINS).

Shareholders of Fundos de Investimento Imobiliário I and II are subject to tax on income from the fund.

When applicable, the deferred income tax and social contribution calculated on adjustments arising from the adoption of the new accounting policies introduced by IFRS were recorded in the Company’s and its subsidiaries’ financial statements.

Sonae Sierra Brazil BV SARL and Subsidiaries

In the specific case of the adjustment to fair value of investment property, regardless of the taxation regime elected by the subsidiaries and associates, deferred tax (liabilities) was recognized at the rate of 34% on such adjustments (except for the property under Fundo de Investimento Imobiliário I and II, which are tax exempt), based on the assumption that these properties can be sold and a capital gain be determined.

b)	Company

Current taxes

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statement of income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rate (15%) that have been enacted or substantively enacted by the end of the reporting period.

Deferred taxes

For the adjustment to fair value of investment property related to Fundos de Investimento Imobiliário I and II, regardless of the taxation regime elected by the subsidiaries and associates, deferred tax (liabilities) was recognized at the rate of 15% on such adjustments, based on the assumption that these properties can be sold and a capital gain be determined.

2.21.	Earnings per share

Basic and diluted earnings per share are calculated using net income for the year attributable to the owners of the Company and the weighted average number of shares outstanding in the year.

The Company has no debt convertible into shares, stock options granted or any other potentially dilutive instrument. Therefore, diluted earnings per share are equal to basic earnings per share.

2.22.	New and revised standards and interpretations issued

The Company did not adopt the new and revised IFRSs below already issued but not yet effective:

Effective for annual periods beginning on or after January 1, 2013:

•	IFRS 10 - Consolidated Financial Statements: Under IFRS 10, there is only one basis for consolidation, that is, control. In addition, IFRS 10 includes a new definition of control.

•	IFRS 11 - Joint Arrangements: addresses how a joint arrangement where two or more parties have joint control is to be classified.

Sonae Sierra Brazil BV SARL and Subsidiaries

•

IFRS 12 - Disclosure of Interests in Other Entities: it is a disclosure standard and is applicable to entities that have interests in subsidiaries, joint arrangements, associates and/or unconsolidated structured entities.

•	IFRS 13 - Fair Value Measurement: establishes a single source of guidance for fair value measurements and disclosures about fair value measurements.

•	Amendments to IFRS 7 - Disclosures - Offset of Financial Assets and Financial Liabilities: increase the disclosure requirements for transactions involving financial assets.

•	Amendments to IFRS 10, IFRS 11, and IFRS 12: issued to clarify certain transition rules on the first-time adoption of these IFRSs.

•	IAS 19 (as revised in 2011) - Employee Benefits: changes the accounting for defined benefit plans and termination benefits.

•

IAS 27 (revised in 2011) - Separate Financial Statements: reflects the changes in the accounting for noncontrolling interests and relates primarily to accounting for increases and decreases in equity interests in subsidiaries after control is obtained.

•	IAS 28 (revised in 2011) - Investments Subsidiaries and Joint Ventures: the changes aimed at clarifying the application of impairment testing procedures in associates and joint ventures.

•

Amendments to IFRSs: the annual improvements to the 2009-2011 IFRS cycle include several amendments to different IFRSs. The amendments to IFRSs are effective for annual periods beginning on or after January 1, 2013 and include:

a)	Amendments to IAS 16 - Property, Plant and Equipment: the amendments to IAS 16 clarify that spare parts, stand-by equipment, and servicing equipment shall be carried as property, plant and equipment, when they meet the definition of property, plant and equipment set out in IAS 16 or otherwise as inventory.

b)	Amendments to IAS 32 - Financial Instruments: Presentation: clarify that the income tax related to distributions to holder of equity instruments and equity transaction costs shall be carried pursuant to IAS 12 - Income Taxes.

Effective for annual periods beginning on or after January 1, 2014:

•

Amendments to IAS 32 - Offset of Financial Assets and Financial Liabilities: address the classification of certain rights issues denominated in a foreign currency as either equity instruments or as financial liabilities.

Effective for annual periods beginning on or after January 1, 2015:

•	IFRS 9 - Financial Instruments: introduces new requirements for the classification, measurement and derecognition of financial assets and financial liabilities.

The Company’s management assessed these new standards and interpretations and does not expect significant effects on the reported amounts.

Sonae Sierra Brazil BV SARL and Subsidiaries

3.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, Management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised.

The following are the main judgments and accounting estimates that the Company’s Management understands as relevant for the preparation of consolidated financial statements:

a)	Investment property value: the fair value of investment property is determined by valuating the cash flows of each property at present value, as determined by independent valuers. The Company’s and its subsidiaries’ Management uses its judgment to choose the method and define assumptions, which are mainly based on market conditions existing at the end of the reporting period.

b)	Reserve for civil, tax, labor and social security risks: as described in Note 2.18.1, the reserve for risks is recognized for lawsuits assessed by the legal counsel and management of the Company and its subsidiaries as probable losses, considering the nature of the lawsuits and the legal counsel and management’s experience in similar cases. Reserves have been recognized for matters classified as legal obligations, regardless of the expected final outcome of lawsuits.

c)	Projections prepared for the realization of deferred income tax and social contribution balances: based on analyses of the multiyear operating projections, the Company recognized tax credits related to prior year tax loss carryforwards and temporary differences.

Maintenance of tax credits from tax loss carryforwards, deferred income tax and social contribution tax loss carryforwards is supported by future earnings projections prepared by the Company’s management and periodically reviewed, for the next ten years, to determine the recoverability of tax loss carryforwards and temporary differences.

4.	CASH AND CASH EQUIVALENTS

	Consolidated
	12/31/12	12/31/11
Cash	79	191
Banks	5,115	3,903
Short-term investments (a)	680,851	389,177
Interest bearing account (b)	1,399	4,143

Total	687,444	397,414

Sonae Sierra Brazil BV SARL and Subsidiaries

(a)	As of December 31, 2012, short-term investments are highly liquid and earn yield at the weighted average interest rate of 102.5% of the interbank deposit rate (CDI) (102.2% as of December 31, 2011).
(b)	Interest bearing account indexed to euros - € and earn yield at the weighted average interest rate of 0.85% per year.

5.	TRADE ACCOUNTS RECEIVABLES, NET AND OTHER RECEIVABLES

Trade accounts receivables, net

	Consolidated
	12/31/12	12/31/11
Rentals	41,649	34,025
Assignment of rights receivable (a)	1,300	399

Total trade receivables billed	42,949	34,424
Unbilled revenue from rentals (b)	12,215	10,808

Total trade receivables billed and unbilled	55,164	45,232
Allowance for doubtful accounts	(9,344)	(9,727)

Total	45,820	35,505

Current	(33,605)	(24,690)

Noncurrent	12,215	10,815

(a)	Represent receivables from lease of commercial spaces in shopping malls, also known as “Key Money”.
(b)	Represent the effect of unbilled revenue from rentals recognized on a straight-line basis according to agreement terms.

The aging list of trade accounts receivables billed as of December 31, 2012 and 2011 is as follows:

	Consolidated
	12/31/12	12/31/11
Current	32,874	24,233

Past due:
Up to 30 days	1,579	714
31 to 60 days	821	497
61 to 90 days	584	413
91 to 180 days	1,377	1,115
Over 180 days	5,714	7,452

Subtotal	10,075	10,191

Total	42,949	34,424

Sonae Sierra Brazil BV SARL and Subsidiaries

Allowance for doubtful accounts

Change in allowance for doubtful accounts is as follows:

Consolidated
Balance as of December 31, 2009 (unaudited)	(12,879)
Reversal	890
Write-offs	1,281
Write-offs due to matching with condominiums accounts	723

Balance as of December 31, 2010 (unaudited)	(9,985)
Write-offs arising from uncollectible receivables	676
Allowances recognized in the year	(418)

Balance as of December 31, 2011	(9,727)
Write-offs arising from uncollectible receivables	417
Write-offs upon the sale of interests in the malls Tivoli, Penha and Pátio Brasil	2,367
Allowances recognized in the year	(2,401)

Balance as of December 31, 2012	(9,344)

Other receivables

Additionally, the balance of “Other receivables” is broken down as follows:

	Consolidated
	12/31/12	12/31/11
Receivables of Banco Ourinvest S.A. (*)	833	833
Loan agreement with a storeowner	—	592
Other receivables from condominiums	1,019	1,231
Receivables from parking operations	1,502	1,748
Vacations, 13th salaries, and other advances to employees	256	189
Other	1,917	1,216

Total	5,527	5,809

Current	(4,694)	(4,976)

Noncurrent	833	833

(*)	As of December 31, 2012, the subsidiary Sierra Investimentos Brasil Ltda. has R$833 in receivables from Banco Ourinvest S.A., as a result from the commitment entered into on October 29, 2009 (see Note 31).

6.	RECOVERABLE TAXES

	Consolidated
	12/31/12	12/31/11
Withholding income tax (IRRF)	23,988	24,233
Social contribution - Law 10833/03	452	667
Other	269	118

Total	24,709	25,018

Current	(16,456)	(16,765)

Noncurrent	8,253	8,253

Sonae Sierra Brazil BV SARL and Subsidiaries

7.	LOANS TO CONDOMINIUMS

Represent advances to condominiums of the shopping malls to cover cash shortages, notably arising from default. The amounts will be recovered as the common area maintenance fees are received and according to the condominiums’ cash availability.

		Consolidated
Subsidiary	Condominium	12/31/12	12/31/11
Pátio Boavista	Condomínio Shopping Boavista	—	8
Pátio São Bernardo	Condomínio Shopping Center Plaza Sul	125	125
Pátio Penha	Condomínio Shopping Center Penha	—	195
Pátio Uberlândia	Condomínio Uberlândia Shopping	1,316	—

Total		1,441	328

These loans are considered related-party transactions.

The Company has been receiving the amounts prepaid according to the condominiums’ cash. The contracted interest rates are based on the market practices and management does not expect problems on the realization of these amounts.

8.	INVESTMENTS

	Number of shares held	Capital - equity interest - %	Equity	Net income for the year	Equity in investees	Investment balance
December 31, 2012
Campo Limpo Empreendimentos e Participações Ltda.	9,435,400	20.00	142,649	24,104	4,821	28,530

December 31, 2011
Campo Limpo Empreendimentos e Participações Ltda.	8,307,413	20.00	130,784	38,871	7,774	26,157

Changes in investments for the years ended December 31, 2012, 2011 and 2010

Consolidated
Balance as of December 31, 2009 (unaudited)	16,874
Equity in investees	2,696
Dividends received	(537)

Balance as of December 31, 2010 (unaudited)	19,033
Equity in investees	7,774
Dividends received	(650)

Balance as of December 31, 2011	26,157
Equity in investees	4,821
Dividends received	(2,448)

Balance as of December 31, 2012	28,530

Sonae Sierra Brazil BV SARL and Subsidiaries

9.	PROPERTY AND EQUIPMENT

		12/31/12
	Annual depreciation rate - %	Consolidated
		Cost	Accumulated depreciation	Net
Facilities	10	2,747	(2,747)	—
Furniture and fixtures	10	923	(483)	440
Machinery and equipment	10	662	(284)	378
IT equipment	20	2,432	(1,566)	866
Vehicles	20	2,338	(832)	1,506
Other	20	45	(43)	2

Subtotal		9,147	(5,955)	3,192
Advances to suppliers	—	303	—	303

Total		9,450	(5,955)	3,495

		12/31/11
	Annual depreciation rate - %	Consolidated
		Cost	Accumulated depreciation	Net
Facilities	10	2,747	(2,540)	207
Furniture and fixtures	10	920	(402)	518
Machinery and equipment	10	623	(219)	404
IT equipment	20	2,501	(1,631)	870
Vehicles	20	2,166	(634)	1,532
Other	20	41	(38)	3

Subtotal		8,998	(5,464)	3,534
Construction in progress	—	1,979	—	1,979
Advances to suppliers	—	459	—	459

Total		11,436	(5,464)	5,972

Changes in property and equipment in operation for the years ended December 31, 2012, 2011 and 2010

	Consolidated
	Facilities	Furniture and fixtures	Machinery and equipment	IT equipment	Vehicles	Other	Total
Balances as of December 31, 2009 (unaudited)	987	461	275	354	1,209	2	3,288
Additions	252	23	35	243	640	4	1,197
Write-offs	—	—	—	—	(71)	—	(71)
Depreciation	(656)	(73)	(45)	(151)	(177)	(1)	(1,103)

Balances as of December 31, 2010 (unaudited)	583	411	265	446	1,601	5	3,311
Additions	334	192	226	630	601	3	1,986
Write-offs	—	—	—	—	(516)	—	(516)
Depreciation	(710)	(85)	(87)	(206)	(154)	(5)	(1,247)

Balances as of December 31, 2011	207	518	404	870	1,532	3	3,534
Additions	—	3	39	272	1,005	4	1,323
Write-offs	—	—	—	(9)	(353)	—	(362)
Depreciation	(207)	(81)	(65)	(267)	(678)	(5)	(1,303)

Balances as of December 31, 2012	—	440	378	866	1,506	2	3,192

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in construction in progress and advances to suppliers for the years ended December 31, 2012 and 2011

	Consolidated
	Construction in progress	Advances to suppliers	Total
Balances at December 31, 2010 (unaudited)	1,162	59	1,221
Additions	1,764	2,386	4,150
Transfer to fixed asset in operation and intangible	(947)	(1,986)	(2,933)

Balances at December 31, 2011	1,979	459	2,438
Additions	—	1,167	1,167
Transfer to fixed asset in operation and intangible	(1,979)	(1,323)	(3,302)

Balances at December 31, 2012	—	303	303

10.	INVESTMENT PROPERTY

Under IAS 40, properties held to earn rentals or for capital appreciation or both can be recognized as investment property. Investment property was initially measured at cost. The Company’s Management adopted the fair value method to better reflect its business, from January 1, 2009.

The measurement and changing in fair value of property are made on a semiannual basis, at the date of the financial statements.

	Consolidated
	12/31/12	12/31/11
Constructed investment property	2,724,327	2,338,796
Investment property under construction	523,768	437,254

Total	3,248,095	2,776,050

Changes in investment property:

	Consolidated
	Constructed properties	Properties under construction	Total
Balance at December 31, 2009 (unaudited)	1,807,096	82,079	1,889,175
Additions	55,368	94,143	149,511
Gain from the change in fair value of properties	121,496	21,230	142,726

Balance at December 31, 2010 (unaudited)	1,983,960	197,452	2,181,412
Additions	73,442	244,283	317,725
Gain from the change in fair value of properties	281,394	(4,481)	276,913

Balance at December 31, 2011	2,338,796	437,254	2,776,050
Additions	32,207	381,320	413,527
Acquisition of interest in property in operation (a)	72,701	—	72,701
Write-off - sale of interest and barter transaction in Shopping Penha (b)	(11,032)	—	(11,032)
Write-off - sale of Shopping Metrópole land (b)	(3,155)	—	(3,155)
Write-off - sale of the malls Tivoli, Penha and Pátio Brasil (b)	(193,582)	—	(193,582)
Transfer (c)	231,222	(231,222)	—
Gain from the change in fair value of properties (d)	257,170	(63,584)	193,586

Balance at December 31, 2012	2,724,327	523,768	3,248,095

Sonae Sierra Brazil BV SARL and Subsidiaries

Notes:

The certificate of title of some properties part of the Shopping Boavista projects is not registered with the Registry of Deeds Office. As of December 31, 2012, the total amount carried as investment property is R$65,215 (R$75,009 as of December 31, 2011).

a)	Additions to property in operation:

(i)	Additional acquisition of Shopping Plaza Sul:

On January 27, 2012, subsidiary Pátio Penha and CSHG Brasil Shopping FII entered into an exchange agreement with cash consideration, whereby Pátio Penha acquired an additional 30% (thirty percent) interest in Shopping Plaza Sul, in exchange for a noncontrolling interest in Shopping Penha and another portion in cash in the amount of R$63,701 (original value), to be paid in 42 equal, consecutive installments of R$1,522 (original value), adjusted based on the interbank deposit rate (CDI), beginning on February 27, 2012. After this transaction, the Group interest in Shopping Plaza Sul is 60%.

(ii)	Additional acquisition of Franca Shopping:

On October 4, 2012, the Company, through its subsidiary Sierra Enplanta, acquired additional ownership interest of 9.5% in Franca Shopping in the amount of R$9,000. After this acquisition, the Company holds 76.9% of ownership interest in Franca Shopping.

b)	Disposal of constructed investment properties:

(i)	In connection with the barter transaction described in item (a) (i) above, subsidiary Pátio Penha delivered 17.1% of Shopping Penha to acquire 30% of Shopping Plaza Sul.

(ii)	Sale of Shopping Metrópole land:

On August 27, 2012, subsidiary Pátio Boavista sold to Setin Group the land, of 6,597 sqm (information not audited by the independent auditors), next to Shopping Metrópole in São Bernardo do Campo, State of São Paulo, for R$11,000 in cash.

As a result of said transaction, subsidiary Pátio Boavista recognized net commission gain of R$7,467, which is recorded in caption “Other operating income (loss), net”, in the statement of income.

(iii)	Sale of interest in Shopping Penha

On February 6, 2012, subsidiary Pátio Penha sold its noncontrolling interest of 5.06% in Shopping Penha to CSHG Brasil Shopping FII for the amount of R$11,514, received in cash.

As a result of said transaction, subsidiary Pátio Penha recognized a gain of R$482, recorded in caption “Other operating income (loss), net”, in the statement of income.

Sonae Sierra Brazil BV SARL and Subsidiaries

(iv)	Sale of the remaining interest in Shopping Penha and the interests in the malls Tivoli and Pátio Brasil.

On November 5, 2012, the Company sold its 10.4% stake in Pátio Brasil Shopping for R$36,133. The interest in Pátio Brasil Shopping was acquired by the mall’s controlling shareholders.

On December 11, 2012 the Company sold the remain 51.0% stake in Shopping Penha and its 30.0% stake in Tivoli Shopping for a total of R$180,049. The Company will continue to provide management and sales services to Shopping Penha for at least five years and to Shopping Tivoli for at least three years. The interests in Shopping Penha and Tivoli Shopping were acquired by CSHG Brasil Shopping FII, a fund managed by Credit Suisse Hedging-Griffo.

As a result of these transactions, the subsidiaries Pátio Penha and Sierra Enplanta recorded a gain, net of selling expenses, of R$13,247 and R$3,371, respectively, recorded in line item “Other operating (expenses) income, net”, in the statement of income for the year.

c)	Uberlândia Shopping was opened on March 28, 2012. It has 45.3 thousand sqm of Gross Leasable Area (GLA) and 201 stores (information not audited by the independent auditors).

d)	The opening of the mall Boulevard Londrina Shopping is scheduled for the second quarter of 2013. As the Company is able to reliably measure the fair value of this project, it elected to recognize the change in fair value as of December 31, 2012.

Fair value measurement methodology

The fair value of each investment property in operation and in construction was determined based on a valuation reported at the time, prepared by an independent external appraiser (Cushman & Wakefield) and reviewed by the Management.

The valuation of these investment properties was prepared in accordance with the practice statements of the RICS Appraisal and Valuation Manual published by The Royal Institution of Chartered Surveyors (“Red Book”), based in the United Kingdom.

The methodology adopted to calculate the market value (fair value) of investment property in operation involves developing making related to ten-year projections of gains and losses for each shopping mall, added to the residual value, which corresponds to a perpetuity calculated based on the net earnings of the 11th year and a market yield rate (exit yield or cap rate). For the calculation of the perpetuity, it was considered a real growth rate of 0.0%. These projections are discounted at the measurement date using a market discount rate.

The projections are not forecasted but simply reflect the best estimate of the appraiser regarding the current view of the market with respect to the future revenue and cost of each property. The yield rate and the discount rate are set according to the local investment and institutional market and the reasonableness of the market value obtained according to the methodology above, equally tested in terms of the initial yield rate obtained based on net yield estimated for the first year of the projections.

Sonae Sierra Brazil BV SARL and Subsidiaries

In the valuation of the investment properties, some assumptions classified by the Red Book as “special” were considered. These assumptions relate mainly to recently opened shopping malls, where investment expenses not yet paid were not included as such amounts are duly recognized in the financial statements.

The fair value of the investment properties in construction, measured at fair value at this date, is obtained by discounting the fair value of the property at the opening date, calculated using the methodology described above, and the investment necessary to complete the construction is weighted by a risk rate set by the appraiser for the property being valued.

Beginning January 1, 2012, in order to reduce operating costs, the Company reviewed its accounting policy for recognizing investment properties at fair value. Consequently, the period for measurement at fair value was changed from quarterly basis to semiannual basis.

The assumptions used for the measurement at fair value described above are as follows:

12/31/12				12/31/11
10-year discount rate		10-year exit yield		10-year discount rate		10-year exit yield
Minimum	Maximum	Minimum	Maximum	Minimum	Maximum	Minimum	Maximum
12.50%	14.00%	8.00%	9.50%	12.75%	14.00%	8.25%	9.50%

11.	INTANGIBLE ASSETS

	Annual amortization rate - %
		Consolidated
		12/31/12	12/31/11
Software	20	4,643	2,153
Accumulated amortization (*)		(1,058)	(571)

Total		3,585	1,582

(*)	For the year ended December 31, 2012, the amortization expense of the cost of purchase of software, amounting to R$487 (R$238 in 2011), is recognized in line item “General and administrative expenses”, in the statement of income.

Changes in intangible assets:

	Consolidated
	Cost	Amortization	Net
Balance as of December 31, 2009 (unaudited)	525	(226)	299
Additions	681	(107)	574

Balance as of December 31, 2010 (unaudited)	1,206	(333)	873
Additions	—	(238)	(238)
Transfer from construction in progress	947	—	947

Balance as of December 31, 2011	2,153	(571)	1,582
Additions	511	(487)	24
Transfer from construction in progress	1,979	—	1,979

Balance as of December 31, 2012	4,643	(1,058)	3,585

Sonae Sierra Brazil BV SARL and Subsidiaries

12.	LOANS AND FINANCING

		Consolidated
Domestic	Maturity	12/31/12	12/31/11
Banco do Amazonas S.A. - BASA (a)	12/10/20	136,543	130,073
Banco Itaú BBA S.A. (b)	10/21/15	13,048	17,532
Banco Itaú BBA S.A. (c)	10/17/16	19,344	24,362
Banco Bradesco S.A. (d)	10/27/25	73,463	53,842
Banco Bradesco S.A. (e)	10/26/25	78,084	71,767
Banco Itaú BBA S.A. (f)	05/10/18	51,237	53,315
Banco Santander S.A. (g)	06/22/23	57,609	—

Total		429,328	350,891

Current		(50,659)	(17,619)

Noncurrent		378,669	333,272

(a)	On December 17, 2008, subsidiary Pátio Sertório raised a loan of R$90,315 with Banco do Amazonas S.A. - BASA to finance the construction of the mall Shopping Manauara. In the year ended December 31, 2009, the subsidiary obtained new loans totaling R$21,985. These loans bear fixed interest of 10% per year, with possible discount of 15% if payments are made on the maturity date, and have a grace period of 48 months, during which only 50% of interests incurred are paid. The remaining balance of accrued interest will be paid after the grace period together with the principal repayment. The loan is collateralized by the Shopping Manauara property. The Company and subsidiary Sierra Investimentos are guarantors of this transaction.
(b)	On November 16, 2010, subsidiary Sierra Investimentos Brasil Ltda. raised R$20,000 with Banco Itaú BBA S.A. to finance working capital. This loan is subject to average interest linked to CDI plus 2.85% per year. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) net receivables of Shopping Metrópole. This loan has a six-month grace period for the payment of the first installment of principal.
(c)	On November 16, 2010, subsidiary Pátio Boavista Shopping Ltda. raised R$27,000 with Banco Itaú BBA S.A. to finance working capital. This loan is subject to average interest linked to CDI plus 3.3% per year. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) net receivables of Shopping Metrópole. This loan has a six-month grace period for the payment of the first installment of principal.
(d)	In the months of June to December 2012, subsidiary Pátio Londrina Shopping Ltda. raised R$72,998 with Banco Bradesco S.A. to finance the construction of Shopping Londrina. This loan, in the total amount of R$120,000 bears a fixed rate equivalent to TR (a managed prime rate) plus 10.90% per year. The agreement is effective for 15 years, with a 2-year grace period for repaying the principal. After this period, the outstanding balance will be paid in 155 monthly consecutive installments. The loan is collateralized by the Shopping Londrina property. The Company is the guarantor of this transaction. On December 14, 2012, Pátio Londrina renegotiated the agreed interest rate to TR plus 9.70% per year.

Sonae Sierra Brazil BV SARL and Subsidiaries

(e)	From August 2010 to December 2012, subsidiary Pátio Uberlândia Shopping Ltda. raised R$77,152 with Banco Bradesco S.A. to finance the construction of Shopping Uberlândia. This loan, in the total amount R$81,200, bears a fixed rate equivalent to TR (a managed prime rate) plus 11.30% per year. The agreement is effective for 15 years, with a two-year grace period for the interest installment. After this period, the outstanding balance will be paid in 156 monthly consecutive installments, consecutive installments. The loan is collateralized by the Shopping Uberlândia property. The Company is the guarantor of this transaction. On December 21, 2012, Pátio Uberlândia renegotiated the agreed interest rate to TR plus 9.70% per year.
(f)	On June 29, 2011, subsidiary Pátio Boavista Shopping Ltda. raised R$52,651 with Banco Itaú BBA S.A. to finance the expansion of Shopping Metrópole. This loan bears a fixed rate equivalent to TR (a managed prime rate) plus 10.30% per year. The agreement is effective for 7 years, with a 12-month grace period for repaying the principal. After this period, the outstanding balance will be paid in 72 monthly consecutive installments. The Company is the guarantor of this transaction. The loan is collateralized by: (i) the Shopping Metrópole property; and (ii) Shopping Metrópole’s net receivables.
(g)	Between March 2012 and December 2012, subsidiary Pátio Goiânia Shopping Ltda. raised R$53,209 with Banco Santander (Brasil) to finance the construction of Shopping Goiânia. The approved funding line, in the total amount of R$200,000, bears a fixed rate equivalent to the TR (a managed prime rate) plus 11.00% per year, The agreement is effective for 12 years, with a 24-month grace period for repaying the principal, After this period, the outstanding balance will be paid in 111 monthly, consecutive installments. The loan is collateralized by Shopping Goiânia property. The Company is the guarantor of this transaction. On December 21, 2012, Pátio Goiânia renegotiated the agreed interest rate to TR plus 9.70% per year.

Covenants

The loan agreements entered by the Company and its subsidiaries, described above, do not provide for compliance with any financial ratios such as debt ratios, expenses coverage with interests, etc.

Changes in loans and financing for the years ended December 31, 2012, 2011 and 2010

Balance as of December 31, 2009 (unaudited)	183,488
New borrowings	77,333
Payments - principal	(59,000)
Interest payments	(18,643)
Interest capitalized in investment property under construction	1,861
Interest allocated to net income	16,809

Balance as of December 31, 2010 (unaudited)	201,848
New borrowings	153,216
Payments - principal	(5,456)
Interest payments	(26,083)
Interest capitalized in investment property under construction	9,143
Interest allocated to net income	18,223

Balance as of December 31, 2011	350,891
New borrowings	78,984
Payments - principal	(11,579)
Interest payments	(29,142)
Interest capitalized in investment property under construction	12,556
Interest allocated to net income	27,618

Balance as of December 31, 2012	429,328

Sonae Sierra Brazil BV SARL and Subsidiaries

The noncurrent portion of line item “Borrowings and financing” as of December 31, 2012 matures as follows:

2014	47,920
2015	52,220
2016	47,328
2017	43,237
2018	40,241
2019 - 2023	123,609
2024 - 2026	24,114

Total	378,669

13.	DEBENTURES

		Consolidated
Debentures	Maturity	12/31/12	12/31/11
Securities - 1st Series	02/15/17	96,514	—
Securities - 2nd Series	02/15/19	221,538	—

Total		318,052	—

Current		(14,603)	—

Noncurrent		303,449	—

On February 15, 2012, the Company issued 30,000 (thirty thousand) nonconvertible debentures, in two series, with a par value of R$10 (ten thousand Brazilian reais) each, totaling R$300,000 (three hundred million Brazilian reais). After the bookbuilding procedure carried out on March 2, 2012, which defined the debenture interest, the series can be summarized as follows:

•	1st Series: 9,550 debentures, in the total amount of R$95,500, yielding a floating annual rate equivalent of CDI + 0.96%, with final maturity within five years. Compensation will be paid semiannually.

•	2nd Series: 20,450 debentures, in the total amount of R$204,500, yielding a floating annual rate equivalent of IPCA + 6.25% with final maturity within seven years. Compensation will be paid annually.

Changes in debentures, recorded in current and noncurrent liabilities, are broken down as follows:

R$
Balance at December 31, 2011	—
New borrowings	300,000
Amortizable borrowing costs	(6,834)
Amortized borrowing costs	863
Interest allocated to net income	28,580
Interest payments	(4,557)

Balance at December 31, 2012	318,052

Sonae Sierra Brazil BV SARL and Subsidiaries

The debenture, classified in noncurrent liabilities, will be repaid as follows:

R$
2016 (repayment of 50% of Series 1)	47,750
2017 (repayment of 50% of Series 1)	47,750
2018 (repayment of 50% of Series 2)	106,960
2019 (repayment of 50% of Series 2)	106,960

Total	309,420

Covenants

The debenture indenture subjects the Company to covenants, which are related mainly to financial ratios, as EBITDA(*), net debt and net financing expenses. Below we demonstrate the contractually required ratios:

Contractually required ratio
Net debt/EBITDA	Equal or less than 3.5
EBITDA/Net Financing Expenses	Equal or greater than 1.75

As of December 31, 2012, the Company’s management believes that is compliant with all covenants.

(*)	The indenture defines EBITDA as net income before net financial expenses (including net currency exchange variations), income and social contribution taxes, depreciation, and amortization.

14.	PAYABLES FOR PURCHASE OF ASSET

	Consolidated
	12/31/12	12/31/11
Acquisition of equity interest in shopping mall (a)	49,108	—
Acquisition of land (b)	29,302	25,000

Total	78,410	25,000

Current	(49,491)	(25,000)

Noncurrent	28,919	—

Changes in trade accounts payable - acquisition of assets are as follows:

Balance at December 31, 2010 (unaudited)	—
Acquisition of land	25,000

Balance at December 31, 2011	25,000
Acquisition of equity interest in shopping mall (a)	63,701
Payment of principal	(18,040)
Financial charges allocated to profit or loss	4,162
Financial charges capitalized under investment property under construction	4,302
Financial charges paid	(715)

Balance at December 31, 2012	78,410

Sonae Sierra Brazil BV SARL and Subsidiaries

(a)	As mentioned in note 10.(a), the balance payable refers to an asset barter transaction with cash consideration. Such account payables will be settled in 42 equal, consecutive installments of R$1,522 (original value), adjusted based on the interbank deposit rate (CDI). As of December 31, 2012, 30 installments are outstanding.
(b)	The amount payable refers to the plot of land located in the city of Londrina. In consideration for the land, an undivided interest equivalent to 11.36% in the Boulevard Londrina project will be transferred.

15.	RELATED PARTIES - SHAREHOLDER’S LOAN

Sonae Sierra SGPS S.A. and the Company had entered into a facility agreement on January 1, 2002. Under this facility agreement, Sonae Sierra SGPS S.A. agreed to provide a loan to the Company up to a maximum amount of €200,000,000.

On October 20, 2006, Sonae Sierra SGPS S.A. and DDR Luxembourg SARL entered into a Shareholders’ Agreement related to the Company, according to which Sonae Sierra SGPS S.A. assigned 50% of its position in the facility to DDR Luxembourg SARL.

On June 1, 2008, Sonae Sierra SGPS S.A. and DDR Luxembourg SARL agreed to raise the principal amount up to €400,000,000.

The loan has no fixed repayment date.

As of December 31, 2010, the interest was calculated as follows:

Equal to 80% of the accumulated results accounted in the financial year, upon the Company having obtained positive results.

With a maximum corresponding to a rate of interest of 15% per year, calculated on the average of the principal loan amount outstanding in each relevant year, since inception of the loan.

Interest due and payable shall be paid after the formal approval of the Annual Accounts of the previous year.

On December 23, 2010, Sonae Sierra SGPS S.A. transferred its interests, rights and obligations to Sierra Investments Holding BV.

On December 20, 2011, the Company changed the agreement as follows:

Interest shall be an amount derived from the net income of the financial year. For the related agreement purpose, the net income corresponds to income less: (i) the operating expenses of the borrower; and (ii) the amount equal to 0.125% per annum of the outstanding principal amount of the means the shareholder loan provided by the borrower to Sierra Brazil BV.

Interest accrued and unpaid or due and payable may at the discretion of the lender be converted into share capital of the borrower.

On December 29, 2011, the balances of shareholder’s loan were converted into share capital and share premium in the respective amounts of R$100 (one hundred Brazilian reais), equivalent to €200, and R$466,870, equivalent to €193,596,148, as mentioned above.

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in shareholder’s loans:

Balance as of December 31, 2010 (unaudited)	516,444
Interest allocated to net income	351
Payments - interest	(1,645)
Payments - principal	(86,862)
Exchange rate variation	38,582
Capitalization of shareholder’s loan and issue of share premium	(466,870)

Balance as of December 31, 2011	—

16.	KEY MONEY

		Consolidated
Subsidiary	Shopping mall	12/31/12	12/31/11
Pátio Boavista	Boavista Shopping	3,047	2,280
Pátio Sertório	Shopping Manauara	7,628	11,062
Pátio Uberlândia	Uberlândia Shopping	8,432	6,292
Pátio Londrina	Boulevard Londrina	7,250	3,994
Pátio Goiânia	Passeio das Águas	2,818	365
Fundo de Investimento Imobiliário I	Shopping Parque D. Pedro	1,520	1,725
Fundo de Investimento Imobiliário II	Shopping Parque D. Pedro	269	308

Total		30,964	26,026

Current		(6,863)	(5,540)

Noncurrent		24,101	20,486

Refers to the lease agreements for the use of property space, payable by tenants from the time the point of sales lease agreement is executed. Mainly on the launching of new projects, expansions or when a store is returned, the new tenants pay for the right to use commercial locations in the shopping malls. These amounts are negotiated based on the market value of the locations.

The key money amounts are billed according to the lease term, in up to 60 months, and are recognized on a straight-line basis in the statement of income over the lease agreement period.

17.	RESERVE FOR CIVIL, TAX, LABOR AND SOCIAL SECURITY RISKS

The Company and its subsidiaries are parties to civil, tax, labor and social security lawsuits at different courts and levels. Based on the opinion of its legal counsel, the Company’s Management recorded a reserve for lawsuits whose likelihood of an unfavorable outcome is considered probable. The reserve for risks is broken down as follows:

	Consolidated
	12/31/12	12/31/11
Labor and social security (a)	4,191	5,375
Tax (b)	3,597	3,455
Civil (c)	1,651	1,455

Total	9,439	10,285

Sonae Sierra Brazil BV SARL and Subsidiaries

Changes in the reserve for civil, tax, labor and social security risks:

	Consolidated
	Labor and social security (a)	Tax (b)	Civil (c)	Total
Balance at December 31, 2009 (unaudited)	7,193	4,753	422	12,368
Addition	609	—	285	894
Inflation adjustments	482	373	40	895
Reversals/payments	(1,978)	(1,144)	(129)	(3,251)

Balance at December 31, 2010 (unaudited)	6,306	3,982	618	10,906
Addition	728	—	873	1,601
Inflation adjustments	368	206	25	599
Payments	—	—	(11)	(11)
Reversals	(2,027)	(733)	(50)	(2,810)

Balance at December 31, 2011	5,375	3,455	1,455	10,285
Addition	1,399	—	373	1,772
Inflation adjustments	357	142	231	730
Payments	—	—	(6)	(6)
Reversals	(2,940)	—	(402)	(3,342)

Balance at December 31, 2012	4,191	3,597	1,651	9,439

(a)	Labor and social security

As of December 31, 2012, the Company was not a party to any labor lawsuits. However, some subsidiaries were parties to 5 labor lawsuits (11 labor lawsuits as of December 31, 2011), whose contingency in the amount of R$1,197 (R$562 as of December 31, 2011) was assessed as probable loss by the legal counsel.

For the social security risks, as of December 31, 2012, the Company maintained a reserve of R$2,994 (R$4,813 as of December 31, 2011) according to the legal counsel’s opinion, which estimated that the likelihood of loss on these lawsuits is probable.

(b)	Tax

•	IRRF, CIDE, CPMF and CADE

The Company is claiming the suspension of the payment of IRRF, economic intervention contribution (CIDE), and tax on banking transaction (CPMF) on payments made abroad. The historical amounts of such lawsuits correspond to the total amount of R$3,187 (R$3,045 as of December 31, 2011), which are deposited in escrow and accrued, considering that the likelihood of loss on these lawsuits is probable.

The CIDE and IRRF lawsuits had an unfavorable decision to the Company on appellate court and await ruling at special appeal.

There was a final and unappealable decision on the lawsuit challenging the CPMF levied on foreign payments unfavorable decision to subsidiary Sierra Investimentos Brasil Ltda. This decision will not require disbursements since the court costs have already been paid and the subsidiary was not sentenced to pay attorney’s fees to prevailing party arising from the injunction. Presently, subsidiary Sierra Investimentos waits the settlement of the escrow deposit, which amounts to R$1,219, in order to write off the tax credit.

Sonae Sierra Brazil BV SARL and Subsidiaries

Additionally, Sierra Investimentos recognizes a reserve for contingencies and made an escrow deposit of R$410, corresponding to the administrative fine imposed by the CADE (Brazilian antitrust agency). As of December 31, 2012, this lawsuit had already obtained a final and unappealable decision. Presently, Sierra Investimentos is awaiting the withdrawal of said of escrow deposits by the CADE to settle said fine, with no impact on net income.

(c) Civil

The Company’s subsidiaries are defendants in several lawsuits arising from their regular business activities, especially involving compensation, contract termination and shopping mall rental renewal and revision lawsuits.

The Company’s subsidiaries are plaintiffs in lawsuits mostly related to evictions (due to default and contractual breaches), executions and collections, in general.

The Company and its subsidiaries are parties to other tax, civil, labor and social security lawsuits arising from the normal course of their business and whose likelihood of loss is possible. These lawsuits amount to R$68,321 as of December 31, 2012 (R$27,946 as of December 31, 2011). The Company does not expect a material impact on its financial statements. The main lawsuits are described as follows:

(i)	The subsidiary Pátio Sertório Shopping Ltda. filed suit against the building company responsible for the construction of Manauara Shopping. It refers to an action involving rescission of contract combined with indemnity for pain and suffering claiming the payment of compensation due to non-performance and irregularities in the construction of Manauara Shopping. Additionally, subsidiary Pátio Sertório Shopping Ltda. is a defendant in a lawsuit started by the building company, claiming the payment of the updated amount of R$22,069 related to the execution of the construction of Manauara Shopping. Currently the proceeding awaits ruling at lower court.

(ii)	The subsidiary Pátio Londrina is a party to a arbitration proceeding filed against the building company responsible for the construction of Boulevard Londrina Shopping that claims the agreement termination and damages and pain and suffering compensation for the noncompliance of the construction schedule and the resulting delay of the project’s opening, and on the other hand the building company claims compensation for pain and suffering, damages, and loss of profits in updated amount of R$34,241. Currently the arbitration proceeding awaits the production of evidences.

Escrow deposits

Breakdown of escrow deposits:

	Consolidated
	12/31/12	12/31/11
Labor and social security	85	53
Tax	3,597	3,455
Civil	6,268	221

Total	9,950	3,729

Sonae Sierra Brazil BV SARL and Subsidiaries

On March 5, 2012 subsidiary Pátio Sertório made an escrow deposit amounting to R$6,112 related to the lawsuit filed by the building company responsible for the construction of the mall Manauara Shopping related to the amounts of the contractual retention made during construction.

18.	TAXES PAYABLE

	Consolidated
	12/31/12	12/31/11
Income tax and social contribution	61,414	6,253
Withholding income taxes (IRRF)	1,368	1,122
Social Security Funding Tax on Revenue (COFINS)	1,387	1,373
Social Integration Program Tax on Revenue (PIS)	304	298
Services tax (ISS)	934	1,066
Other	481	12

Total	65,888	10,124

19.	EQUITY - COMPANY

19.1.	Capital

As of December 31, 2012, the authorized share capital of the Company amounts to €91,000 divided into 910 ordinary shares with a nominal value of €100 each.

As of December 31, 2012, the issued and paid up capital amounts to R$48, equivalent to €18,400, divided into 92 A Shares and 92 B Shares with a nominal value of €100 each.

19.2.	Capital and share premium

On December 29, 2011, the capital was increased from R$47, equivalent to €18,200, divided into 91A Shares and 91B Shares with a nominal value of €100, to R$48, equivalent to €18,400 divided into 92A Shares and 92B Shares with a nominal value of €100.

The capital increase and related share premium account was subscribed as follows:

•

Sierra Investimentos subscribed and paid 1 A Share with nominal value of 100 Euros and performed a contribution in kind of a shareholder’s loan in the amount of R$233,436 (equivalent to €96,798,074). As result of this transaction, a share premium in the amount of R$236,435 (equivalent to €96,797,974) was recognized.

•

DDR Luxembourg subscribed and paid 1 B Share with nominal value 100 Euros and performed a contribution in kind of a shareholder’s loan in the amount of R$233,436 (equivalent to €96,798,074). As result of this transaction, a share premium in the amount of R$236,435 (equivalent to €96,797,974) was recognized.

Sonae Sierra Brazil BV SARL and Subsidiaries

On April 04, 2012 it was approved by the Shareholders that the Company repays share premium to the Shareholders in the amount of R$2,492, equivalent to €1,000,000 of the Company to Sierra Investimentos and the amount of R$2,492, equivalent to €1,000,000 of the Company to DDR Luxembourg SARL.

19.3.	Initial Public Offering - Sonae Sierra Brasil S.A.

During February and March 2011, the subsidiary Sonae Sierra Brasil S.A., a company incorporated under the Brazilian law, carried out an initial public offering of 23,251,043 ordinary shares issued by the Sonae Sierra Brasil S.A. all nominative, without par value, free and clear of any liens or charges, at the price of R$20.00 per share, for a total of R$465,021. After this operation, the subsidiary, which holds companies headquartered in Brazil, is now held by the Company at 66.65%. This transaction resulted in a loss of R$73,760 recognized in equity.

The related shares issuance costs in the amount of R$16,083, net of taxes (R$24,368 gross amount), were accounted for as a reduction to the noncontrolling interests. These costs are comprised mainly by commissions, attorney’s fees, audit fees, registration fee, printing, publications and other expenses.

19.4.	Dividends

Company

For the years ended December 31, 2012 and 2011 the Company paid dividends totaling R$31,445 and R$3,483, respectively.

Sonae Sierra Brasil S.A.

Under the Sonae Sierra Brasil S.A. bylaws, shareholders are entitled to minimum dividends of 25% of net income adjusted pursuant to the Brazilian Corporate Law. These realized minimum mandatory dividends were recorded by the subsidiary as of December 31, 2012 and 2011 in the amounts of R$26,748 and R$13,977, respectively.

On May 15, 2012, the Sonae Sierra Brasil S.A. paid R$24,456 (R$16,300 to controlling shareholders and R$8,156 to noncontrolling shareholders).

The realized minimum mandatory dividends related to noncontrolling interests as of December 31, 2012, 2011 and 2010 amount to R$8,920 and R$4,661, R$124 respectively.

Fundo de Investimento Imobiliário - FII Shopping Parque D. Pedro and Fundo de Investimento Imobiliário - FII Parque Dom Pedro Shopping Center

Fundos de Investimento Imobiliário I and II distribute to unitholders a minimum of 95% of their income even though in excess of the revenue (expenses) (cash basis), calculated based on the existing cash and cash equivalents payable to unitholders registered as such on the closing of the last business day of the month preceding the respective payment.

For the years ended December 31, 2012 and 2011, dividends paid totaled R$22,672 and R$18,185, respectively.

As of December 31, 2012 and 2011, the balances of dividends payable related to noncontrolling interests amount to R$3,015 and R$11,176, respectively.

Sonae Sierra Brazil BV SARL and Subsidiaries

19.5.	Earnings per share

As required by IAS 33 - Earnings per Shares, below is the reconciliation of net income to the amounts used to calculate the basic earnings per share.

The Company has no debt convertible into shares or stock options granted; therefore, the diluted earnings per share were equals to the basic earnings per share calculated as follows:

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Net income for the year attributable to the Company’s owners	182,409	175,863	216,629
Weighted average of outstanding common shares	184	182	182

Basic earnings per share	991	966	1,190

20.	NET REVENUE

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Gross revenue:
Rentals	224,350	186,058	158,246
Revenue from services	17,763	16,294	14,477
Parking revenue	26,471	24,172	17,682
Key money	12,064	10,341	10,399
Other income	2,784	2,784	808

Total	283,432	239,649	201,612

Deductions:
Taxes on rentals and services	(18,255)	(14,768)	(12,802)
Discounts and abatements	(8,326)	(5,696)	(3,801)

Total	(26,581)	(20,464)	(16,603)

Net revenue	256,851	219,185	185,009

21.	EXPENSES BY NATURE

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Depreciation and amortization	1,790	1,467	1,210
Personnel	28,676	24,935	20,757
Services rendered by third parties	10,507	10,654	12,832
Cost of occupancy (vacant stores)	6,111	3,851	4,070
Costs of contractual agreements with tenants	2,219	1,428	1,873
Allowance for (reversal of) doubtful accounts receivables	2,401	418	(890)
Rent	2,571	2,780	2,749
Others	9,296	9,112	9,769

Total	63,571	54,645	52,370

Classified as:
Cost of rentals and services	43,177	36,809	33,528
General and administrative expenses	20,394	17,836	18,842

Sonae Sierra Brazil BV SARL and Subsidiaries

22.	OTHER OPERATING INCOME, NET

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Gain on the sale of investment properties (see note 10)	30,758	—	—
Sales transaction costs	(6,048)	—	—
Other	3,091	1,724	4,769

Total	27,801	1,724	4,769

23.	FINANCIAL INCOME (EXPENSES), NET

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Financial income:
Interest from short-term investments	49,607	42,175	4,121
Interest receivable	1,364	1,202	1,426
Monetary and exchange variations	369	—	65,618
Other	1,328	1,116	1,053

	52,668	44,493	72,218

Financial expenses:
Monetary and exchange variations	(2,930)	(37,972)	—
Interest on loans and financing	(27,618)	(18,223)	(16,809)
Interest on payables for purchase of land	(4,162)	—	—
Interest on debentures	(29,443)	—	—
Other	(1,605)	(859)	(3,697)

	(65,758)	(57,054)	(20,506)

Total, net	(13,090)	(12,561)	51,712

24.	INCOME TAX AND SOCIAL CONTRIBUTION

a)	Income tax and social contribution expense

The Company’s and its subsidiaries’ operations are located in Brazil; therefore, the reconciliation of income tax expense was prepared according to the statutory rates in Brazil.

Sonae Sierra Brazil BV SARL and Subsidiaries

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Income before income tax and social contribution	405,009	436,933	332,617
Statutory rate	34%	34%	34%

Expected income tax and social contribution charge, at statutory rate	(137,703)	(148,557)	(113,090)
Effect of income tax and social contribution on permanent differences:
Equity in investees	1,639	2,643	917
Exchange variations on shareholder’s loan	—	(13,118)	22,138
Other permanent differences	(185)	(907)	(799)
Effect of income tax and social contribution on temporary differences and tax loss carryforwards:
Temporary differences	(927)	1,303	(769)
Tax loss carryforwards	(1,488)	609	140
Effect of taxation of subsidiaries taxed based on deemed income	4,237	5,641	4,455
Effect of different taxation of Fundos de Investimento Imobiliário I and II (*)	33,870	31,400	15,496

Income tax and social contribution expense at effective rate	(100,557)	(120,986)	(71,512)

Effective rate	25%	28%	21%

(*) Fundos de Investimento Imobiliário I and II are tax exempt (see details in Note 2.20).

b)	Deferred income tax and social contribution

Based on analyses of the multiyear operating projections, the Company and its subsidiaries recognized tax credits related to tax loss carryforwards and temporary differences in prior years.

Maintenance of tax credits from tax loss carryforwards - deferred income tax and social contribution tax loss carryforwards - is supported by future earnings projections prepared by the Company’s Management and periodically reviewed, for the next ten years, to determine the recoverability of tax loss carryforwards and temporary differences.

Deferred income tax and social contribution are broken down as follows:

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Tax loss carryforward	4,686	2,535	10,160
Reserve for civil, tax, labor and social security risks	598	553	145
Allowance for doubtful accounts	1,979	1,764	1,588
Other temporary reserves	(2,971)	597	329
Change in fair value of investment property	(395,374)	(388,065)	(304,876)
Exchange differences taxed on a cash basis (*)	—	—	(3,133)
Other	178	466	1,368

Total deferred income tax and social contribution	(390,904)	(382,150)	(294,419)

In noncurrent assets	20,693	5,915	13,590

In noncurrent liabilities	(411,597)	(388,065)	(308,009)

Sonae Sierra Brazil BV SARL and Subsidiaries

(*)	In 2010 and 2011, the subsidiary Sonae Sierra Brasil S.A. decided to tax revenues and expenses from foreign exchange variation on a cash basis. As of December 31, 2010, the main agreement denominated in foreign currency entered into by the Sonae Sierra Brasil S.A. refers to a loan obtained from the Company. This transaction was settled on February 8, 2011.

Recognized noncurrent tax credits totaling R$27,266 as of December 31, 2012 should be realized within up to nine years, as shown below:

Year	Consolidated
2013	1,145
2014	1,145
2015	2,303
2016	3,388
2017	2,706
2018 - 2021	16,579

Total	27,266

25.	RELATED-PARTY TRANSACTIONS

In the course of the Company’s business, controlling shareholders, subsidiaries, the associates and condominiums (related parties) carry out commercial and financial intercompany transactions. These commercial transactions include mainly management of shopping malls (common charges and promotion fund).

Balances with related parties as of December 31, 2012, 2011 and 2010 are as follows:

			Consolidated
Balance sheet	Purpose		12/31/12	12/31/11	12/31/10
					Unaudited
Current assets-
Affiliates:
Condomínio Shopping Center Penha	(a	)	—	—	127
Condomínio Civil Center Shopping São Bernardo	(a	)	—	—	95
Condomínio Tivoli Shopping Center	(a	)	—	—	90
Condomínio Franca Shopping Center	(a	)	—	6	61
Condomínio Shopping Pátio Brasil	(a	)	—	—	—
Condomínio Parque Dom Pedro Shopping	(a	)	5	5	260
Condomínio Boavista Shopping	(a	)	—	—	93
Condomínio Shopping Center Plaza Sul	(a	)	—	—	135
Condomínio Manauara Shopping	(a	)	—	—	146

Total (*)			5	11	1,007

Sonae Sierra Brazil BV SARL and Subsidiaries

		Consolidated
Balance sheet	Purpose	12/31/12	12/31/11	12/31/10
				Unaudited
Noncurrent assets-
Affiliates:
Condomínio Shopping Boavista	(b)	—	8	18
Condomínio Shopping Center Plaza Sul	(b)	125	125	234
Condomínio Shopping Penha	(b)	—	195	309
Condomínio Uberlândia Shopping	(b)	1,316	—	—

Total		1,441	328	561

Noncurrent liabilities-
Affiliates:
Sierra Investments Holding BV	(c)	—	—	258,222
DDR Luxembourg SARL	(c)	—	—	258,222

Total		—	—	516,444

		Consolidated
Profit or loss	Purpose	12/31/12	12/31/11	12/31/10
				Unaudited
Operating revenue-
Affiliates:
Condomínio Shopping Center Penha	(a)	1,241	1,130	956
Condomínio Civil Center Shopping São Bernardo	(a)	1,081	846	729
Condomínio Tivoli Shopping Center	(a)	520	463	394
Condomínio Shopping Pátio Brasil	(a)	632	784	906
Condomínio Franca Shopping Center	(a)	412	361	300
Condomínio Boavista Shopping	(a)	877	834	720
Condomínio Shopping Center Plaza Sul	(a)	1,504	1,215	902
Condomínio Parque Dom Pedro Shopping	(a)	2,750	2,548	2,130
Condomínio Campo Limpo Shopping	(a)	818	685	538
Condomínio Manauara Shopping	(a)	1,726	1,609	1,303
Uberlândia Shopping	(a)	911	—	—

Total		12,472	10,475	8,878

Financial income (expenses)-
Affiliates:
Sierra Investments Holding BV	(c)	—	(19,466)	—
Sonae Sierra SGPS S.A.	(c)	—	—	32,555
DDR Luxembourg SARL	(c)	—	(19,467)	32,554

		—	(38,933)	65,109

(*) Included in the balance of receivables, net, and other receivables.

(a)	Refers to revenue from services provided by the subsidiary Unishopping Administradora Ltda. related to the management of common charges and the promotion fund of said condominiums. This revenue is recognized in line item “Revenue from services”, as disclosed in Note 20.
(b)	Refers to loans to condominiums described on Note 7.
(c)	Refers to accounts payable related to shareholder’s loan with affiliate entities. See Note 15.

Sonae Sierra Brazil BV SARL and Subsidiaries

26.	OPERATING SEGMENTS REPORTING

Segment reporting is used by the Company’s Top Management to make decisions about resources to be allocated to a segment and assess its performance. Assets and liabilities by segment are not presented as they are not analyzed for strategic decision-making by the Top Management.

Therefore, the Company’s segments reportable pursuant to IFRS 8 are as follows:

a)	Development and management

Refer to the provision of asset and property management services to shopping malls’ tenants and owners, brokerage services, and development of project for a new shopping mall.

b)	Investment

Refers to the rental of store space to tenants and other commercial space, such as sales stands, rental of commercial space for advertising and promotion, operation of parking lots, and the property space (key money) lease fee.

	2012	2011	2010
			Unaudited
Shopping mall gross revenue by segment:
Development and management	44,653	39,383	36,666
Investment	265,669	223,355	186,998
Elimination of intersegment revenue	(26,890)	(23,089)	(22,052)

Total	283,432	239,649	201,612

Deductions:
Taxes	(18,255)	(14,768)	(12,802)
Discounts and rebates	(8,326)	(5,696)	(3,801)

Total	(26,581)	(20,464)	(16,603)

Net operating revenue	256,851	219,185	185,009

Shopping mall costs and general and administrative expenses by segment:
Development and management	(39,530)	(33,670)	(33,042)
Investment	(50,931)	(44,066)	(41,876)
Elimination of intersegment cost	26,890	23,091	22,548

	(63,571)	(54,645)	(52,370)

Adjusted operating profit	193,280	164,540	132,639

Sonae Sierra Brazil BV SARL and Subsidiaries

	2012	2011	2010
			Unaudited
Operating income before financial income (expenses)	418,099	449,494	280,905
Other tax expenses	1,389	1,457	1,925
Equity pick-up	(4,821)	(7,774)	(2,696)
Changes in fair value of investment property	(193,586)	(276,913)	(142,726)
Other operating income, net	(27,801)	(1,724)	(4,769)

Adjusted operating profit	193,280	164,540	132,639

The operations related to the development, management and investment of shopping malls are located only in Brazil. Therefore, the Company does not present analyses of revenues by geographical area.

27.	FINANCIAL INSTRUMENTS

The Company and its subsidiaries conduct transactions involving financial instruments, all of which recorded in balance sheet accounts, which are intended to meet their operating and financial needs.

These financial instruments are managed based on policies, definition of strategies, and establishment of control systems, which are duly monitored by the management of the Company and its subsidiaries, with a view to maximize shareholder value and achieve a balance between debt and equity capital.

The Company’s and its subsidiaries’ main financial instruments are represented by:

a)	Cash and cash equivalents, restricted investments and escrow deposits: They are classified as loans and receivable and their carrying amount is equivalent to the assets´ fair value.

b)	Trade accounts receivables and loans to condominiums: They are classified as loans and receivables and recorded at the contracted amounts, which approximate market.

c)	Loans and financing and debentures: They are classified as other financial liabilities and the fair value is determined using generally accepted pricing models based on analyses of discounted cash flows.

d)	Domestic trade accounts payables: They are classified as other financial liabilities and recorded at the contracted amounts, which approximate market.

Sonae Sierra Brazil BV SARL and Subsidiaries

As of December 31, 2012 and 2011, the carrying amounts and fair values of the Company’s and its subsidiaries’ financial instruments are as follows:

		12/31/12		12/31/11
Type	Classification	Carrying amount	Fair value	Carrying amount	Fair value
Assets:
Cash and cash equivalents	Loans and receivables	687,444	687,444	397,414	397,414
Trade receivables	Loans and receivables	45,820	45,820	35,505	35,505
Restricted investments	Loans and receivables	4,065	4,065	2,171	2,171
Loans to condominiums	Loans and receivables	1,441	1,441	328	328
Escrow deposits	Loans and receivables	9,950	9,950	3,729	3,729
Liabilities:
Loans and financing	Other financial liabilities	429,328	429,328	350,891	350,891
Debentures	Other financial liabilities	318,052	346,989	—	—
Domestic trade accounts payable	Other financial liabilities	31,460	31,460	13,512	13,512

Measurement of the fair value of financial assets and financial liabilities is as follows:

a)	The fair values of financial assets and financial liabilities presenting standard terms and conditions and that are traded in active markets is determined based on prices observable in such markets

b)	The fair values of other financial assets and financial liabilities (other than those described above) are determined using generally accepted pricing models based on analyses of discounted cash flows.

According to their nature, financial instruments may involve known or unknown risks, and the Company’s judgment is important to the risk assessment. Thus, risks may exist with or without guarantees depending on circumstantial or legal aspects. The main market risk factors that may affect the Company’s business are as follows:

27.1.	Credit risk

The Company has a large customer base and constantly monitors trade receivables using internal controls, which limit the risk of default. The allowance for doubtful accounts is recognized in an amount considered by Management as sufficient to cover probable losses on the collection of receivables, based on the following criterion: allowance of 100% for receivables past due over 120 days.

The credit risk related to cash and cash equivalents is limited as the counterparties are represented by banks with a high rating assigned by international credit rating agencies.

Sonae Sierra Brazil BV SARL and Subsidiaries

27.2.	Price fluctuation risk

The Company’s revenue consists basically of rentals received from shopping malls’ tenants. In general, rentals are adjusted based on the annual fluctuation of consumer price index (IPCA), as provided in the lease agreements. The rental levels may vary according to adverse economic conditions and, consequently, the revenue level may be affected. Management monitors these risks in order to minimize impacts on its business.

27.3.	Interest rate risk

Results from the portion of debt contracted with interest linked to the CDI, TR and IPCA and involves the risk of increase in financial expenses as a result of unfavorable rates.

27.4.	Currency risk

Trade receivables and trade payables are denominated in Brazilian reais and are not exposed to exchange fluctuations.

27.5.	Capital risk

The Company and its subsidiaries manage their capital to ensure regular business continuity and, at the same time, maximize return for all stakeholders or parties involved in their operations, by optimizing debt and equity balance.

The Company’s and its subsidiaries’ equity structure consists of net debt (loans and financing and debentures detailed in note 12 and 13, less cash and cash equivalents) and consolidated shareholders’ equity (including capital, reserves and noncontrolling interests, as mentioned in note 19).

Indebtedness level

As of December 31, 2012, 2011 and 2010, the indebtedness level is as follows:

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Debt (a)	747,380	350,891	201,848
Cash and cash equivalents	(687,444)	(397,414)	(64,579)

Net debt (net cash)	59,936	(46,523)	137,269
Shareholders’ equity (b)	1,669,990	1,524,010	958,519
Net debt-to-equity ratio	3.59%	(3.05)%	14.3%

(a)	Debt is defined as short- and long-term loans and debentures as detailed in Notes 12 and 13.
(b)	Shareholders’ equity includes the Company’s total capital and reserves, managed as capital.

Sonae Sierra Brazil BV SARL and Subsidiaries

27.6.	Liquidity risk management

The Company and its subsidiaries manage the liquidity risk by maintaining proper reserves, bank and other credit facilities to raise new borrowings that they consider appropriate, based on the continuous monitoring of budgeted and actual cash flows, and the combination of the maturity profiles of financial assets and financial liabilities.

Liquidity risk and interest tables

The tables below detail the remaining contractual maturity of the Company’s financial liabilities and the contractual payment periods. These tables were prepared in accordance with non-discounted cash flows of financial liabilities based on the closest date when the Company and its subsidiaries should settle the corresponding obligations. The tables include interest and principal cash flows. As interest flows are based on floating rates, the undiscounted amount was based on the interest curves at year end. Contractual maturity is based on the most recent date when the Company and its subsidiaries should settle the related obligations.

December 31, 2012	Weighted average effective interest rate	Less than 1 month	From one to three months	From three months to one year	Between one and five years	More than five years	Total
Loans and financing	10.3%	6,502	12,608	55,483	395,859	192,901	663,353
Debentures	10.7%	—	17,997	4,496	186,892	326,139	535,524

Sensitivity analysis on financial instruments

Considering the financial instrument previously described, the Company and its subsidiaries have developed a sensitivity analysis based on 25% and 50% fluctuations in the risk variable taken into consideration. These scenarios may impact the Company’s and its subsidiaries’ net income and/or future cash flows, as described below:

•	Base scenario: maintenance of interest in the same levels as those as of December 31, 2012.

•	Adverse scenario: a 25% fluctuation of the main risk factor of the financial instrument compared to the level as of December 31, 2012.

•	Remote scenario: a 50% fluctuation of the main risk factor of the financial instrument compared to the level as of December 31, 2012.

Assumptions

As described above, the Company believes that it is exposed mainly to the risks of fluctuation of the interbank deposit rate (CDI), TR and IPCA, which is the basis to adjust a substantial portion of short-term investments and loans and financing. Accordingly, the table below shows the indices and rates used to prepare the sensitivity analysis:

Sonae Sierra Brazil BV SARL and Subsidiaries

Assumptions	Base scenario	Adverse scenario	Remote scenario
CDI fluctuation:
Short-term investments	7.06%	5.30%	3.53%
Loans, financing and debentures	7.06%	8.83%	10.59%
TR fluctuation-
Loans, financing and debentures	0.29%	0.36%	0.43%
IPCA fluctuation-
Debentures	5.69%	7.11%	8.54%

Management analysis

			Consolidated
Risk factor	Financial instrument	Risk	Base scenario (*)	Adverse scenario	Remote scenario
Short-term investments	Interest rate	Decrease in CDI rate	48,068	36,051	24,034
Loans	Interest rate	Increase in CDI rate	2,287	2,859	3,430
Loans	Interest rate	Increase in TR rate	754	942	1,130
Debentures	Interest rate	Increase in CDI rate	6,742	8,428	10,113
Debentures	Interest rate	Increase IPCA rate	11,636	14,545	17,454

(*)	The Company’s base scenario is comprised of interest estimated for the next twelve-month period.

The Company’s management understands that the market risks originated from other financial instruments are immaterial.

27.7	Derivatives

The Company and its subsidiaries did not contract derivatives transactions for the years ended December 31, 2012 and 2011.

28.	INSURANCE

As of December 31, 2012, insurance is as follows:

Insured amount - R$
Civil liability (shopping mall operations)	96,460
Fire	1,114,032
Loss of profits	251,307
Windstorm/smoke	36,486

Sonae Sierra Brazil BV SARL and Subsidiaries

29.	MANAGEMENT COMPENSATION

During the years ended December 31, 2012, 2011 and 2010, expenses on management compensation are broken down as follows:

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Payroll and related taxes	3,825	4,146	2,604
Variable compensation	1,928	777	1,373
Benefits	335	297	176

Total	6,088	5,220	4,153

These amounts are recorded in line item “Personnel costs”, in the statement of income.

The amounts referring to the compensation of key management personnel are represented by short and long-term benefits, substantially corresponding to management fees and sharing profit (including performance bonuses). The Company and its subsidiaries do not pay post employment benefits or share-based compensation.

As of December 31, 2012, the balance of line item “Accrual for variable compensation”, totaling R$1,200 (R$189 as of December 31, 2011), stated in noncurrent liabilities, includes only variable compensation (performance bonuses) awarded to the subsidiary Sonae Sierra Brasil S.A.’s officers. This accrual is recognized as described in Note 2.18.2.

Additionally, as approved at the Annual and Extraordinary Shareholders’ Meetings held on April 25, 2012, the overall compensation to Directors and Officers of the subsidiary Sonae Sierra Brasil S.A. in 2012 is R$10,000.

30.	ADDITIONAL DISCLOSURES ON CASH FLOWS

The Company and its subsidiaries conducted the following noncash transaction:

	Consolidated
	12/31/12	12/31/11	12/31/10
			Unaudited
Capitalized interest in properties for investment in construction (see notes 12 and 14)	16,920	9,143	1,861
Purchase of land (see note 10)	63,701	—	25,000
Capital increased (capital and share premium)	—	466,871	—
Increase in trade payable due to properties for investment in construction	11,171	2,037	6,894
Transfer of construction in progress and advances to suppliers to property, plant and equipment and intangible assets	3,302	2,933	—

Sonae Sierra Brazil BV SARL and Subsidiaries

31.	COMMITMENTS

With the enactment of Law 12024, of August 27, 2009, which prescribes the tax treatment applicable to income earned by real estate investment funds, the administrator of Fundo de Investimento Imobiliário I, Banco Ourinvest S.A., stopped retain IRRF on income paid to a certain shareholder headquartered in Brazil. In view of the inquiry made by Banco Ourinvest S.A. to the Federal Revenue Service on the content and scope of this Law, Sierra Investimentos committed in an agreement entered into with this bank, dated October 29, 2009, to make a short-term investment under custody to cover a possible collection of the tax that is not being withheld. At the same date, Parque D. Pedro 1 BV SARL and Sierra Investimentos entered into an agreement under which Parque D. Pedro 1 BV SARL agrees to reimburse Sierra Investimentos for any type of risk arising from the nonpayment of said tax by Banco Ourinvest S.A.

On January 13, 2010, Banco Ourinvest S.A. obtained the reply to its inquiry to the Federal Revenue Service, which concludes for the need to continue retaining IRRF on income paid to shareholders established as real estate investment funds whose interests exceed 10% of the units of a fund.

In order to avoid the mandatory withholding of IRRF, Banco Ourinvest S.A. filed an injunction with federal courts to stay the withholding of income tax on income paid to Fundo de Investimento Imobiliário I and other real estate investment funds. Accordingly, all income tax amounts not withheld until January 13, 2010, which were part of the short-term investments under the custody of Sierra Investimentos, were redeemed and transferred to Banco Ourinvest S.A. and subsequently deposited in escrow.

On April 9, 2010, Banco Ourinvest S.A. obtained from a federal lower court a decision awarding the injunction described above. A federal lower court issued a decision favorable to the claim for not withholding income tax on earnings distributed by real estate investment funds, whose units are traded exclusively on stock exchanges or the over-the-counter market, to another real estate investment fund. The decision also establishes that, after a final and unappealable decision is issued, the plaintiff will have the right to withdraw the voluntary deposits made in court.

At May 13, 2010, the federal government filed an appeal against the federal lower court decision. On June 11, 2010, Banco Ourinvest S.A. filed its counterarguments and currently awaits the appellate court decision.

As of December 31, 2012, subsidiary Sierra Investimentos has R$833 receivable from Banco Ourinvest S.A. as a result of the agreement entered into on October 29, 2009. These receivables are classified in item ‘Other receivables’, in noncurrent assets (see note 5). In addition, subsidiary Sierra Investimentos has a balance of R$4,065 (R$2,171 as of December 31, 2011) in restricted investments, stated in noncurrent assets.

Sonae Sierra Brazil BV SARL and Subsidiaries

32.	SUPPLEMENTAL INFORMATION - RECONCILIATION OF EQUITY AND NET INCOME BETWEEN U.S. GAAP AND IFRS AS ISSUED BY IASB

The Company presents in this Note the reconciliation of equity and net income between the amounts calculated in accordance with the U.S. GAAP and IFRS. Reconciliations between the IFRS balances and U.S. GAAP balances for the years ended December 31, 2012 and 2011.

The information presented in this Note is not required by IFRS, but is presented in compliance with SEC rules, to be included in Form 10-K of the Company´s shareholder DDR Corp.

Reconciliation

Reconciliation of shareholders’ equity as of December 31, 2012 and 2011:

		Consolidated
	Note	12/31/12	12/31/11
Shareholders’ equity as reported under IFRS		2,669,263	2,428,166
Adjustment of the fair value of investment property	(a)	(3,248,095)	(2,776,050)
Effect of cost of investment property	(a)	1,918,798	1,473,388
Effect of depreciation of investment property	(a)	(152,754)	(152,997)
Write-off of prepaid commission expenses	(c)	10,527	12,725
Campo Limpo Empreendimentos e Participações Ltda.	(d)	(17,474)	(15,162)
Other differences		6,378	2,735

Effect of deferred income tax and social contribution	(e)	377,128	385,053

Shareholders’ equity under U.S. GAAP		1,563,771	1,357,858

Reconciliation of income for the years ended December 31, 2012, 2011 and 2010:

		Consolidated
	Note	12/31/12	12/31/11	12/31/10
				Unaudited
Net income as reported under IFRS		304,452	315,947	261,105
Adjustment of the fair value of investment property	(a)	(193,586)	(276,913)	(142,726)
Effect of depreciation	(a)	(26,486)	(20,652)	(34,590)
Interest capitalized in investment property under construction	(b)	24,601	—	—
Write-off of prepaid commission expenses	(c)	(2,198)	1,965	2,631
Campo Limpo Empreendimentos e Participações Ltda.	(d)	(2,312)	(6,339)	(1,506)
Effect of deferred income tax and social contribution	(e)	51,096	81,545	50,941
Gain on sales of investment properties	(f)	174,527	—	—
Income tax and social contribution related to gain on sales of investment properties	(f)	(60,073)	—	—
Other differences		3,496	4,415	(3,605)

Net income under U.S. GAAP		273,517	99,968	132,250

Sonae Sierra Brazil BV SARL and Subsidiaries

Summary of main differences between U.S. GAAP and IFRS:

(a)	Investment properties

Under IFRS, investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value. The gain or loss from the change in fair value of investment properties in operation are recognized in profit or loss for the period in which it arises.

Under U.S. GAAP, investment properties are carried at acquisition cost, including borrowing costs. Depreciation is calculated under the straight-line method based on estimated useful lives of the assets.

(b)	Interest capitalized in investment property under construction

Under IFRS, income earned on the temporary investment of actual borrowings is offset against the actual borrowing costs to be capitalized.

Under U.S. GAAP, income earned on the temporary investment of actual borrowings is not generally deducted from the amount of borrowing costs to be capitalized.

(c)	Write-off of prepaid commission expenses

Under U.S. GAAP, the Company recorded costs on commissions paid on store rentals as prepaid expenses, which are amortized over a five-year period taking into account the start and the termination of the lease agreements.

Under IFRS, these expenses and costs do not meet the definition of an asset; therefore, were recognized as operating costs when incurred.

(d)	Campo Limpo Empreendimentos e Participações Ltda.

The associate Campo Limpo Empreendimentos e Participações Ltda. also prepares financial statements in accordance with IFRS, and, as such, applies the policies described in items (a) and (b) above related to adjustment of the fair value of investment property. This amount represents the impact of these two adjustments in consolidated net income arising from the equity method valuation of associate.

(e)	Deferred income taxes

Corresponds to deferred tax effects on the above differences between IFRS and U.S. GAAP.

(f)	Gain on sales of investment properties

Under IFRS, investment properties are measured initially at their cost, including transaction costs. After initial recognition, investment properties are measured at fair value.

Under US GAAP, investment properties are carried at acquisition cost, including borrowing costs less accumulated depreciation.

Therefore, the GAAP adjustment corresponds to the different results obtained by assets measured at fair value in IFRS and assets measured at cost of acquisition, deducted from accumulated depreciation in US GAAP.

Sonae Sierra Brazil BV SARL and Subsidiaries

Breakdown of investment property under U.S. GAAP as of December 31, 2012 and 2011

		12/31/12
	%	Cost	Depreciation	Net
Land	—	170,705	—	170,705
Building	45	1,013,953	(117,505)	896,448
Furniture and fixtures	10	125,114	(35,249)	89,865

Subtotal		1,309,772	(152,754)	1,157,018
Construction in progress	—	609,026	—	609,026

Total		1,918,798	(152,754)	1,766,044

		12/31/11
	%	Cost	Depreciation	Net

Land	—	167,749	—	167,749
Building	45	786,112	(123,144)	662,968
Furniture and fixtures	10	99,923	(29,853)	70,070

Subtotal		1,053,784	(152,997)	900,787
Construction in progress	—	419,604	—	419,604

Total		1,473,388	(152,997)	1,320,391

33.	APPROVAL OF THE FINANCIAL STATEMENTS

The financial statements were approved by the Executive Committee and authorized for issue on March 19, 2013.